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Exhibit 99(a)(1)(A)

        Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
FIREPOND, INC.
at
$3.16 NET PER SHARE
by
FIRE TRANSACTION SUB, INC.
a wholly owned subsidiary of
JAGUAR TECHNOLOGY HOLDINGS, LLC

          THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON NOVEMBER 21, 2003 UNLESS THE OFFER IS EXTENDED.

        THE OFFER IS BEING MADE PURSUANT TO THE TERMS OF AN AGREEMENT AND PLAN OF MERGER, DATED AS OF OCTOBER 8, 2003, AS AMENDED ON OCTOBER 22, 2003 (THE "MERGER AGREEMENT"), BY AND AMONG JAGUAR TECHNOLOGY HOLDINGS, LLC ("PARENT"), FIRE TRANSACTION SUB, INC. (THE "PURCHASER"), AND FIREPOND, INC. (THE "COMPANY").

        THE BOARD OF DIRECTORS OF THE COMPANY HAS DETERMINED BY A UNANIMOUS VOTE OF THOSE PRESENT THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER (EACH AS DEFINED HEREIN), ARE FAIR TO, ADVISABLE AND IN THE BEST INTERESTS OF, THE COMPANY AND THE HOLDERS OF SHARES OF COMMON STOCK, PAR VALUE $0.10 PER SHARE, OF THE COMPANY ("SHARES"), HAS APPROVED AND DECLARED ADVISABLE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND HAS RECOMMENDED THAT THE HOLDERS OF SHARES ACCEPT THE OFFER, TENDER THEIR SHARES PURSUANT TO THE OFFER AND ADOPT THE MERGER AGREEMENT.

        THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST THE NUMBER OF SHARES THAT SHALL CONSTITUTE NINETY PERCENT (90%) OF THE THEN OUTSTANDING SHARES (THE "MINIMUM CONDITION"). THE OFFER IS ALSO SUBJECT TO OTHER CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE, INCLUDING A REQUIREMENT THAT THE COMPANY HAVE AT LEAST $16,700,000 IN CASH AND CASH EQUIVALENTS. THESE CONDITIONS ARE SOLELY FOR THE BENEFIT OF AND MAY BE WAIVED IN THE SOLE DISCRETION OF PARENT AND THE PURCHASER, SUBJECT TO THE OTHER TERMS OF THE MERGER AGREEMENT. SEE SECTION 15.

        IN CONNECTION WITH THE MERGER AGREEMENT, PARENT AND THE PURCHASER HAVE ENTERED INTO TENDER AND VOTING AGREEMENTS (THE "TENDER AND VOTING AGREEMENTS") WITH CERTAIN STOCKHOLDERS WHO OWN IN THE AGGREGATE APPROXIMATELY 45.4% OF THE OUTSTANDING SHARES, IN WHICH, AMONG OTHER THINGS, SUCH STOCKHOLDERS AGREED TO TENDER AND NOT WITHDRAW THEIR SHARES IN THE OFFER.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS OFFER, PASSED UPON THE FAIRNESS OR MERITS OF THIS OFFER OR DETERMINED WHETHER THIS OFFER TO PURCHASE IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        CERTAIN MATTERS DISCUSSED HEREIN ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. FORWARD-LOOKING STATEMENTS INCLUDE THOSE PRECEDED BY, FOLLOWED BY OR THAT INCLUDE THE WORDS "MAY," "WILL," "SHOULD," "COULD," "PLANS," "INTENDS," "ESTIMATES," "PROJECTIONS," "PREDICTS," "POTENTIAL," "BELIEVES," "EXPECTS," "ANTICIPATES" OR SIMILAR EXPRESSIONS.

IMPORTANT

        Any stockholder of the Company wishing to tender Shares in the offer must (i) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal and all other required documents to the Depositary together with certificates representing the Shares tendered or follow the procedure for book-entry transfer set forth in Section 3 or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the stockholder. A stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if such stockholder wishes to tender such Shares.

        Any stockholder of the Company who wishes to tender Shares and cannot deliver certificates representing such Shares and all other required documents to the Depositary on or prior to the Expiration Date (as defined in Section 1) or who cannot comply with the procedures for book-entry transfer on a timely basis may tender such Shares pursuant to the guaranteed delivery procedure set forth in Section 3.

        Questions and requests for assistance may be directed to the Information Agent at the address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for copies of these documents.

October 23, 2003

SUMMARY TERM SHEET

        This summary term sheet highlights selected information from this Offer to Purchase, and may not contain all of the information that is important to you. To better understand our offer to you and for a complete description of the terms of the offer, you should read this entire Offer to Purchase and the accompanying Letter of Transmittal carefully. Questions or requests for assistance may be directed to the Information Agent at the address and telephone number on the back cover of this Offer to Purchase.

Who is offering to buy my securities?

  •
  We are Fire Transaction Sub, Inc., a newly formed Delaware corporation and a wholly-owned subsidiary of Jaguar Technology Holdings, LLC, a Delaware limited liability company. We were organized in connection with this offer and have not carried on any activities other than in connection with this offer.

  •
  Parent is Jaguar Technology Holdings, LLC, a newly formed Delaware limited liability company that seeks acquisitions and strategic relationships in the technology sector. See Section 8.

What are the classes and amounts of securities sought in the offer?

  •
  We are seeking to purchase all of the outstanding shares of common stock, par value $0.10 per share, of the Company (the "Shares"). See the "Introduction" and Section 1.

How much are you offering to pay? What is the form of payment? Will I have to pay any fees or commissions?

  •
  We are offering to pay $3.16 per share, net to you, in cash, less any required withholding of taxes and without payment of interest. See the "Introduction" and Section 1.

  •
  If you are the record owner of your Shares and you directly tender your Shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker or other nominee, and your broker tenders your Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the "Introduction." In addition, if you do not complete and sign the Substitute Form W-9 included in the letter of transmittal or provide us with other acceptable certification of your status as described in the Letter of Transmittal, you may be subject to required backup federal income tax withholding. See Section 3.

What are the most significant conditions to the offer?

  •
  We are not obligated to purchase any Shares unless the number of Shares validly tendered and not withdrawn before the expiration date of the offer, together with any other Shares we and Parent own, represents at least ninety percent (90%) of the then outstanding Shares. Certain stockholders who own in the aggregate approximately 45.4% of the outstanding Shares have agreed to tender their Shares in the offer. See Section 11.

  •
  We are not obligated to purchase any Shares unless the Company has, subject to certain adjustments, at least $16,700,000 in cash and cash equivalents.

  •
  We are not obligated to purchase any Shares if there is a material adverse change in the Company.

  •
  We are not obligated to purchase any Shares if the board of directors of the Company withdraws, changes or modifies its recommendation of the offer and the merger in a manner adverse to Parent or us.

  These and other conditions to our obligation to purchase Shares tendered in the offer, which are described in greater detail in Section 15, are solely for the benefit of and may be waived in the sole discretion of Parent and us, subject to the terms of the Merger Agreement.

Do you have the financial resources to make payment?

  •
  Yes. The Purchaser will obtain all necessary funds to purchase the Shares from Parent. The offer is not conditioned upon any financing arrangements. Parent intends to obtain the necessary funds by drawing on a financing commitment provided to it from TSD Investments, LLC. See Section 9.

Is your financial condition relevant to my decision to tender my Shares in the offer?

  No. We do not think our financial condition is relevant to your decision whether to tender Shares and accept the offer because:

  •
  the offer is being made for all outstanding Shares solely for cash;

  •
  we, through our parent company, Parent, will have sufficient funds available to purchase all Shares validly tendered in the offer;

  •
  the offer is not subject to any financing condition; and

  •
  if we consummate the offer, we will acquire all remaining Shares for the same cash price in the merger. See Section 9.

How long do I have to decide whether to tender my Shares in the offer?

  •
  You will have at least until 12:00 midnight, New York City time, on November 21, 2003 to tender your Shares in the offer. Furthermore, if you cannot deliver everything required to make a valid tender by that time, you may still participate in the offer by using the guaranteed delivery procedure that is described later in this Offer to Purchase. See Section 1 and Section 3.

Can the offer be extended and under what circumstances?

  •
  Yes. We may, in our discretion, extend the offer:

  •
  if at the scheduled expiration date of the offer, any of the conditions to the offer are not satisfied, for a period of ten business days or such longer period as Parent, the Company and we agree;

  •
  for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission or its staff applicable to the offer; or

  •
  for any reason on one or more occasions for a period of not more than five business days beyond the latest expiration date that would otherwise be permitted as described above. See Section 1.

  •
  We also have agreed that, if all of the conditions to the offer are not satisfied on any scheduled expiration date of the offer, the Company may, under certain circumstances, require us to extend the offer, subject to our right to terminate the Merger Agreement in accordance with its terms. See Section 1.

How will I be notified if the offer is extended?

  •
  If we extend the offer, we will issue a press release announcing the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was scheduled to expire. See Section 1.

Will there be a subsequent offering period?

  •
  We may, without the consent of the Company, elect to provide a "subsequent offering period" for the offer. A subsequent offering period, if one is included, will be an additional period of not less than three or more than twenty business days beginning after we have purchased shares tendered during the offer, during which stockholders may tender, but not withdraw, their shares and receive the offer consideration. See Section 1.

How do I tender my Shares?

  •
  To tender your Shares, you must deliver the certificates representing your Shares, together with a completed letter of transmittal and any other documents required by the letter of transmittal, to LaSalle Bank National Association, the depositary for the offer, prior to the expiration of the tender offer.

  •
  If your Shares are held in street name (that is, through a broker, dealer or other nominee), you must instruct your nominee to tender your shares on your behalf.

  •
  If you are unable to deliver any required document or instrument to the depositary by the expiration of the tender offer, you may still participate in the offer by having a broker, a bank or other fiduciary that is an eligible institution guarantee that the missing items will be received by the depositary within three Nasdaq Stock Market trading days. See Section 3.

Until what time may I withdraw previously tendered Shares?

  •
  You may withdraw your previously tendered Shares at any time until the offer has expired and, if we have not accepted your Shares for payment by December 22, 2003, you may withdraw them at any time after that date until we accept Shares for payment. This right to withdraw will not apply to Shares tendered in any subsequent offering period, if one is provided. See Section 4.

How do I withdraw previously tendered Shares?

  •
  To withdraw previously tendered Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the depositary while you still have the right to withdraw Shares. If you tendered Shares by giving instructions to a broker, dealer or other nominee, you must instruct the broker, dealer or other nominee to arrange for the withdrawal of your Shares. See Section 4.

When will payment be made for accepted Shares?

  •
  If all of the conditions of the offer are satisfied or waived and your Shares are accepted for payment, we will pay you promptly after the expiration of the offer. No interest will accrue or be paid on the cash amount payable to you, regardless of when paid. See Section 2.

What will the U.S. Federal income taxes be for U.S. taxpayers?

  •
  The sale of your Shares pursuant to the offer or the merger will be a taxable event. You should consult your tax advisor prior to electing to tender your shares in the offer. See Section 5.

What does the Company's Board of Directors think of the offer?

  •
  The board of directors of the Company has determined by a unanimous vote of those present that the Merger Agreement and the transactions contemplated thereby, including the offer and the merger, are fair to, advisable and in the best interests of the Company and the stockholders of the Company, and has approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the offer and the merger, and has recommended that the stockholders accept the offer, tender their Shares pursuant to the offer and adopt the Merger Agreement.

Have any stockholders previously agreed to tender their Shares?

  •
  Yes. Certain stockholders owning approximately 45.4% of the outstanding Shares have agreed to tender their Shares in the offer. See Section 11.

If a majority of the Shares are tendered and accepted for payment, will the Company continue as a public company?

  •
  No. Following the purchase of Shares in the offer, we will consummate the merger. If the merger takes place, the Company no longer will be publicly owned. Even if for some reason the merger does not take place, if we purchase all of the tendered Shares, there may be so few remaining stockholders and publicly held Shares that the Company's Shares will no longer be eligible to be traded through the Nasdaq National Market or other securities exchanges, there may not be an active public trading market for the Shares, and the Company may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the Securities and Exchange Commission's rules relating to publicly held companies. See Section 13.

Will the tender offer be followed by a merger if all of the Shares are not tendered in the offer?

  •
  Yes. If we accept for payment and pay for at least a majority of the Shares of the Company on a fully diluted basis, we will merge with and into the Company. If the merger occurs, the Company will become a wholly-owned subsidiary of Parent and each Share that remains outstanding (other than Shares held in the treasury of the Company, or owned by Parent, Purchaser or any of their subsidiaries, and any Shares held by stockholders seeking appraisal for their Shares) will be canceled and converted automatically into the right to receive $3.16 per share in cash (or any greater amount per share paid pursuant to the offer), less any required withholding of tax and without interest. See the "Introduction" and Section 11.

  •
  Also, the Merger Agreement provides that, if required by applicable law in order to consummate the Merger following expiration of the Offer (for example if less than 90% of the Shares were tendered in the offer) or upon request of either the Parent or the Company at any time prior to the expiration of the offer, the Company is obligated to call and hold a meeting of its stockholders as promptly as practicable for the purpose of voting upon the approval of the Merger Agreement. The Company's board of directors will recommend to its stockholders the adoption of the Merger Agreement. At any such meeting, all Shares then owned by Parent or over which Parent holds proxies (approximately 45.4% of the outstanding Shares as of the date of this Offer to Purchase) will be voted in favor of approval of the Merger Agreement.

If I decide not to tender, how will the offer affect my Shares?

  •
  If you do not tender your Shares and the merger occurs, your Shares will be canceled and you will receive the same amount of cash per share that you would have received had you tendered your Shares in the offer, without any interest being paid on such amount, subject to any dissenters' rights properly exercised under Delaware law.

  •
  If you do not tender your Shares and we purchase the tendered Shares, but the merger does not occur, there may be so few remaining stockholders and publicly traded Shares that the Shares will no longer be eligible to be traded through the Nasdaq National Market or other securities exchanges and there may not be an active public trading market for the Shares. Also, the Company may no longer be required to make filings with the Securities and Exchange Commission or otherwise comply with the Securities and Exchange Commission rules relating to publicly held companies. See the "Introduction" and Section 13.

What is the market value of my Shares as of a recent date?

  •
  On October 8, 2003, the last trading day before we announced the execution of the Merger Agreement, the closing sale price of the Shares reported on the Nasdaq National Market was $3.42 per share. On October 22, 2003, the last full trading day before we commenced the tender offer, the closing sale price of the Shares reported on the Nasdaq National Market was $3.11. See Section 6.

Who should I call if I have questions about the tender offer?

  •
  You may call Innisfree M&A Incorporated at (800) 750-5834 (toll free). Innisfree M&A Incorporated is acting as the information agent for our tender offer. See the back cover of this Offer to Purchase.

To the Holders of Shares of Firepond, Inc.:

INTRODUCTION

        Fire Transaction Sub, Inc., a Delaware corporation (the "Purchaser") and wholly owned subsidiary of Jaguar Technology Holdings, LLC, a Delaware limited liability company ("Parent"), hereby offers to purchase all outstanding shares of common stock, par value $0.10 per share (the "Shares"), of Firepond, Inc., a Delaware corporation (the "Company"), at a price of $3.16 per Share, net to the seller in cash, less any required withholding of taxes and without payment of interest (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

        Tendering stockholders who are record owners of their Shares and tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by the Purchaser pursuant to the Offer. Nonetheless, any tendering stockholder or other payee who fails to complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal may be subject to a required back-up U.S. federal income tax withholding of 28% of the gross proceeds payable to such stockholder or other payee pursuant to the Offer. See Section 5. Parent or the Purchaser will pay all charges and expenses of LaSalle Bank National Association, which is acting as the depositary (the "Depositary") for the Offer, and Innisfree M&A Incorporated, which is acting as the information agent (the "Information Agent") for the Offer, which they incur in connection with the Offer. See Section 17.

        The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of October 8, 2003, as amended on October 22, 2003 (the "Merger Agreement"), by and among Parent, the Purchaser and the Company. The Merger Agreement provides, among other things, that, subject to certain conditions, following completion of the Offer the Purchaser will be merged with and into the Company (the "Merger") with the Company continuing as the surviving corporation (the "Surviving Corporation"), wholly owned by Parent. At the effective time of the Merger (the "Effective Time"), each Share outstanding immediately prior to the Effective Time (other than Shares held by the Company as treasury stock, or owned by any subsidiaries of the Company, Parent, the Purchaser or any of Parent's other subsidiaries, all of which will be canceled and shall cease to exist, and other than Shares that are held by stockholders, if any, who properly exercise their appraisal rights under the Delaware General Corporation Law ("Delaware Law")), will be converted into the right to receive $3.16 or any greater per Share price paid in the Offer in cash, without interest (the "Merger Consideration"). If the Merger is consummated, stockholders who have not tendered their shares in the Offer and who demand and fully perfect appraisal rights under Delaware Law will be entitled to receive, in connection with the Merger, cash equal to the fair value of their Shares as determined pursuant to the procedures prescribed by Delaware Law. See Section 3. The Merger Agreement is more fully described in Section 11. Certain federal income tax consequences of the sale of Shares pursuant to the Offer and the Merger, as the case may be, are described in Section 5.

        Parent, the Purchaser, and certain of the Company's stockholders have also entered into Tender and Voting Agreements dated as of October 8, 2003 (each a "Tender and Voting Agreement" and collectively the "Tender and Voting Agreements"), pursuant to which each of these stockholders has, among other things, subject to the termination of the Tender and Voting Agreement (i) agreed to tender in the Offer all Shares beneficially owned by them, (ii) appointed the Purchaser as their proxy to vote their Shares in connection with the Merger Agreement, and (iii) agreed not to otherwise transfer any of their Shares. The Tender and Voting Agreements will terminate upon the termination of the Merger Agreement. The Shares held by stockholders who have entered into Tender and Voting Agreements represented approximately 45.4% of the outstanding Shares as of October 22, 2003.

        The Merger Agreement provides that, upon purchase of the Shares pursuant to the Offer, Parent will be entitled to designate such number of directors on the Company Board (and on each committee of the Company Board and on each board of directors of each subsidiary of the Company designated by Parent) as will give Parent representation on the Company Board (or such committee or board of directors of a subsidiary of the Company) equal to at least that number of directors, rounded down to the next whole number, which is the product of (i) the total number of directors on the Company Board (or such committee or board of directors of a subsidiary of the Company) multiplied by (ii) the percentage that (A) such number of Shares beneficially owned by Parent and the Purchaser bears to (B) the number of Shares then outstanding. The Merger Agreement also provides that the Company shall, at such time, promptly take all actions within its power reasonably necessary to cause Purchaser's designees to be elected as directors of the Company, including increasing the size of the Company Board (as permitted by the Company's Certificate of Incorporation) or securing the resignations of incumbent directors, or both.

        The Merger Agreement and Tender and Voting Agreements are more fully described in Section 11.

        THE BOARD OF DIRECTORS OF THE COMPANY HAS DETERMINED BY A UNANIMOUS VOTE OF THOSE PRESENT THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, ARE FAIR TO, ADVISABLE AND IN THE BEST INTERESTS OF, THE COMPANY AND THE HOLDERS OF SHARES OF THE COMPANY, HAS APPROVED AND DECLARED ADVISABLE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND HAS RECOMMENDED THAT THE HOLDERS OF SHARES ACCEPT THE OFFER, TENDER THEIR SHARES PURSUANT TO THE OFFER AND ADOPT THE MERGER AGREEMENT.

        Houlihan Lokey Howard & Zukin, the Company's financial advisor, has delivered to the Company Board its written opinion, dated October 8, 2003, to the effect that, as of such date and based on and subject to the matters stated in such opinion, the consideration to be received by holders of Shares pursuant to the Offer and the Merger is fair to such holders from a financial point of view. The full text of Houlihan Lokey's written opinion, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is included as an annex to the Schedule 14D-9 filed by the Company with the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which is being mailed to stockholders with this Offer to Purchase. Stockholders are urged to read the full text of that opinion carefully.

        The Offer is conditioned upon, among other things, (i) there being validly tendered in accordance with the terms of the Offer and not withdrawn prior to the expiration date of the Offer that number of Shares that, together with the Shares then beneficially owned by Parent or the Purchaser, represents at least ninety percent (90%) of the then outstanding Shares (the "Minimum Condition") and (ii) a requirement that the Company have at least $16,700,000 in cash and specified cash equivalents. See Section 15.

        The Company has advised Parent that, on September 30, 2003, 3,669,121 Shares were issued and outstanding, 691,683 Shares were subject to stock option grants which are or will be, as a result of the Offer, the Merger and the transactions contemplated thereby, exercisable for Shares and 47,663 Shares were issuable upon exercise of outstanding warrants. None of Parent, the Purchaser or any person listed on Schedule I hereto beneficially owns any Shares. Stockholders who are parties to the Tender and Voting Agreements and hold approximately 45.4% of the outstanding Shares of the Company have agreed to tender their Shares in the Offer.

        The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including the consummation of the Offer, and, if necessary, the approval and adoption of the Merger Agreement and the Merger by the requisite vote of the stockholders of the Company. For a more detailed description of the conditions to the Merger, see Section 15. Under the Company's Certificate of Incorporation and Delaware Law, the affirmative vote of the holders of a majority of the outstanding stock of the Company entitled to vote thereon is required to approve and adopt the Merger Agreement and the Merger. If we accept for payment Shares constituting more than 50% of the outstanding Shares, we will be able to effect the merger without the affirmative vote of any other holder of Shares. See Section 11.

        Under Delaware Law, if Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the then outstanding Shares, Purchaser will be able to approve and adopt the Merger Agreement and the Merger without a vote of the Company's stockholders. In such event, Parent, Purchaser and the Company have agreed to take all necessary and appropriate action to cause the Merger to become effective in accordance with Delaware Law as promptly as reasonably practicable after such acquisition, without a meeting of the Company's stockholders. If, however, the Purchaser does not acquire at least 90% of the then outstanding Shares pursuant to the Offer or otherwise and a vote of the Company's stockholders is required under Delaware Law, a significantly longer period of time will be required to effect the Merger. See Section 11.

        The Company has granted to Parent an option (the "Purchaser Option"), irrevocable until termination of the Merger Agreement, to purchase from the Company up to that number of Shares (the "Purchaser Option Shares") that, when added to the number of Shares owned by Parent or the Purchaser immediately following consummation of the Offer, constitute one share more than 90% of the Shares. The purchase price for the Purchaser Option Shares is equal to the Offer Price. Parent may exercise the Purchaser Option only if Purchaser has acquired, pursuant to the Offer or otherwise, at least 80% of the then outstanding Shares. In addition, the Purchaser Option may only be exercised if the issuance of the Purchaser Option Shares would not require approval of the Company's stockholders under applicable law or regulatory requirements or the Company's stockholders approve the issuance of the Purchaser Option Shares. See Section 11.

        THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE YOU MAKE ANY DECISION WITH RESPECT TO THE OFFER.

1.     Terms of the Offer.

        Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn as permitted under Section 4. The term "Expiration Date" means 12:00 midnight, New York City time, on November 21, 2003, unless the Purchaser, in accordance with the Merger Agreement, extends the period during which the Offer is open, in which event the term "Expiration Date" means the latest time and date on which the Offer, as so extended (other than any extension with respect to the Subsequent Offering Period described below), expires.

        The Offer is subject to the conditions described in Section 15 of this Offer to Purchase, including the satisfaction of the Minimum Condition. Subject to the applicable rules and regulations of the SEC and subject to the terms and conditions of the Merger Agreement, the Purchaser expressly reserves the right to waive any such condition in whole or in part or amend or modify the terms of the Offer, provided that the Purchaser may not, without the consent of the Company:reduce the number of Shares to be purchased in the Offer; reduce the price per Share payable in the Offer; waive the Minimum Condition, add to the conditions set forth in Exhibit A or modify any condition set forth in Exhibit A to the Merger Agreement in any manner adverse to the Company's stockholders; change the expiration date of the Offer; change the form of consideration payable in the Offer; or otherwise amend the Offer in any manner adverse to the holders of the Shares.

        The Merger Agreement provides that the Purchaser may, without the consent of the Company, (i) extend the Offer beyond the initial scheduled expiration of the Offer if, at the scheduled Expiration Date, any of the conditions to the Purchaser's obligation to accept for payment Shares shall not be satisfied, for a period of ten business days or such longer period as the Purchaser, Parent and the Company agree, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff applicable to the Offer or (iii) extend the offer for any reason on one or more occasions for a period of not more than five business days beyond the latest expiration date that would otherwise be permitted under clauses (i) or (ii), above. In addition, if all of the conditions to the Offer are not satisfied on any scheduled expiration date of the Offer but are then reasonably capable of being satisfied before December 31, 2003 (or April 30, 2004, in the event the Minimum Condition has not yet been satisfied) (the "Termination Date"), the Purchaser shall, at the request of the Company, extend the Offer from time to time until such conditions are satisfied or waived, but the Purchaser is not required to extend the Offer beyond the Termination Date. For purposes of the immediately preceding sentence, Parent, the Purchaser and the Company have agreed that the Minimum Condition will be considered reasonably capable of being satisfied before the Termination Date. Under no circumstances will interest be paid on the purchase price for tendered Shares, whether or not the Offer is extended. Any extension of the Offer may be effected by Purchaser giving oral or written notice of such extension to the Depositary.

        The Merger Agreement also provides that Purchaser may provide a subsequent offering period under Rule 14d-11 of the Exchange Act of not less than three business days and not more than twenty business days (a "Subsequent Offering Period"). A Subsequent Offering Period is an additional period of time, beginning after the Purchaser purchases Shares tendered in the Offer, during which time stockholders may tender, but not withdraw, their Shares and receive the Offer Price. Rule 14d-11 provides that the Purchaser may include a Subsequent Offering Period so long as, among other things, (i) the Offer remained open for a minimum of 20 business days and has expired, (ii) the Purchaser accepts and promptly pays for all Shares tendered during the Offer prior to Expiration Date, (iii) the Purchaser announces the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 a.m. Eastern time on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period, and (iv) the Purchaser immediately accepts and promptly pays for Shares as they are tendered during the Subsequent Offering Period. In the event that the Purchaser elects to provide a Subsequent Offering Period, it will provide an announcement to that effect by issuing a press release to a national news service on the next business day after the previously scheduled Expiration Date. SHARES TENDERED IN A SUBSEQUENT OFFERING PERIOD MAY NOT BE WITHDRAWN.

        Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement. Such announcement, in the case of an extension, will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes), and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to a national news service.

        For purposes of the Offer, a "business day" means any day other than Saturday, Sunday or any other day on which banks are legally permitted to be closed in The City of New York.

        If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in Section 4 of this Offer to Purchase. However, the ability of the Purchaser to delay the payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that the Purchaser pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.

        If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. If, prior to the Expiration Date, Purchaser should decide to increase the consideration being offered in the Offer, such increase in the consideration being offered will be applicable to all stockholders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any such increase in the consideration being offered is first published, sent or given to holders of such Shares, the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such 10 business day period.

        The Company has provided the Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

2.     Acceptance for Payment and Payment for Shares.

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and promptly after the Expiration Date will pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn. Subject to the terms of the Merger Agreement and compliance with Rule 14e-1(c) under the Exchange Act, the Purchaser expressly reserves the right to delay payment for Shares in order to comply in whole or in part with any applicable law. See Section 16. If Purchaser decides to include a Subsequent Offering Period, Purchaser will accept for payment, and promptly pay for, all validly tendered Shares as they are received during the Subsequent Offering Period. See Section 1.

        In all cases (including during any Subsequent Offering Period), payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or confirmation of a book-entry transfer of such Shares (a "Book-Entry Confirmation") into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

        The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to and received by the Depositary and forming a part of a Book-Entry Confirmation, that states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

        For purposes of the Offer (including during any Subsequent Offering Period), the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for such Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment.

        UNDER NO CIRCUMSTANCES WILL INTEREST ON THE OFFER PRICE FOR THE SHARES BE PAID, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

        If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

        The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3.     Procedures for Accepting the Offer and Tendering Shares.

        Valid Tenders.    In order for a stockholder validly to tender Shares pursuant to the Offer, either (i) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (a) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or (b) such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date (except with respect to any Subsequent Offering Period, if one is provided), or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below.

        Book-Entry Transfer.    The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two (2) business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, either the

Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date (except with respect to any Subsequent Offering Period, if one is provided), or the tendering stockholder must comply with the guaranteed delivery procedure described below. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

        For Shares to be validly tendered during any Subsequent Offering Period, the tendering stockholder must comply with the foregoing procedures, except that required documents and certificates must be received during the Subsequent Offering Period.

        Signature Guarantees.    No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3, includes any participant in the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such holder has completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) if the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program or any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 of the Exchange Act (each an "Eligible Institution" and collectively "Eligible Institutions"). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a Share certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in, the name(s) of a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

        Guaranteed Delivery.    If a stockholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such stockholder's Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered; provided that all of the following conditions are satisfied:

            (i)  such tender is made by or through an Eligible Institution;

           (ii)  a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by the Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

          (iii)  the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal are received by the Depositary within three (3) trading days after the date of execution of such Notice of Guaranteed Delivery.

        The Notice of Guaranteed Delivery may be delivered by hand or transmitted by manually signed facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by the Purchaser.

        Notwithstanding any other provision of this Offer, payment for Shares accepted pursuant to the Offer will in all cases only be made after timely receipt by the Depositary of (i) certificates evidencing such Shares or a Book-Entry Confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in this Section 3, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

        THE METHOD OF DELIVERY OF SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, RECEIPT OF A BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

        The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the Offer, as well as the tendering stockholder's representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. The Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

        Determination of Validity. ALL QUESTIONS AS TO THE VALIDITY, FORM, ELIGIBILITY (INCLUDING TIME OF RECEIPT) AND ACCEPTANCE FOR PAYMENT OF ANY TENDER OF SHARES WILL BE DETERMINED BY THE PURCHASER, IN ITS SOLE DISCRETION, WHICH DETERMINATION SHALL BE FINAL AND BINDING ON ALL PARTIES. The Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. NO TENDER OF SHARES WILL BE DEEMED TO HAVE BEEN VALIDLY MADE UNTIL ALL DEFECTS AND IRREGULARITIES HAVE BEEN CURED OR WAIVED TO THE SATISFACTION OF THE PURCHASER. None of the Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

        Appointment.    By executing the Letter of Transmittal as set forth above, each tendering stockholder will irrevocably appoint designee(s) of the Purchaser as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). The designee(s) of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of the Company's stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of stockholders.

        Backup Withholding.    Under the "Backup Withholding" provisions of United States federal income tax law, the Depositary may be required to withhold and pay over to the Internal Revenue Service a portion of the amount of any payments pursuant to the Offer. In order to prevent backup federal income tax withholding with respect to payments to certain stockholders of the offer price for Shares purchased pursuant to the Offer, each such stockholder must provide the Depositary with such stockholder's correct taxpayer identification number and certify that such stockholder is not subject to backup withholding by completing the substitute Form W-9 in the Letter of Transmittal or alternative certification described in the Letter of Transmittal. See Instruction 8 of the Letter of Transmittal and "Important Tax Information" contained therein.

        Appraisal Rights.    Under Delaware Law, holders of Shares do not have dissenters' rights as a result of the Offer. In connection with the Merger, however, stockholders of the Company who have not tendered their Shares in the Offer and who comply with the requirements of Section 262 of Delaware Law will have the right to dissent and demand appraisal of their Shares if the Merger is consummated. Dissenting stockholders who comply with the applicable statutory procedures under Delaware Law will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash. Any such judicial determination of the fair value of the Shares could be based upon considerations other than or in addition to the price per Share paid in the Merger and the market value of the Shares, including asset values and earning capacity. In Weinberger v. UOP, Inc., 457 A.2d 701 (Del. 1983) the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. Stockholders should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer or the consideration per Share to be paid in the Merger. Moreover, the Purchaser may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Shares is less than the price paid in the Offer or the Merger.

        The foregoing description of appraisal rights is not complete and is qualified in its entirety by reference to the Section 262 of the DCGL, which is attached hereto as Schedule II.

        Stockholders who sell Shares in the Offer will not be entitled to exercise appraisal rights with respect thereto but, rather, will receive the Offer Price.

        Going Private Transactions.    The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which the Purchaser seeks to acquire the remaining Shares not held by it. The Purchaser believes that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger will be effected within one (1) year following the consummation of the Offer and, in the Merger, stockholders will receive the same price per Share as paid in the Offer. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders be filed with the SEC and disclosed to stockholders prior to consummation of the transaction.

4.     Withdrawal Rights.

        Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after December 22, 2003.

        For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

        If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein.

        Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by again following one of the procedures described in Section 3 at any time prior to the Expiration Date or during the Subsequent Offering Period, if any.

        No withdrawal rights will apply to Shares tendered into a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. See Section 1.

        ALL QUESTIONS AS TO THE FORM AND VALIDITY (INCLUDING TIME OF RECEIPT) OF ANY NOTICE OF WITHDRAWAL WILL BE DETERMINED BY THE PURCHASER, IN ITS SOLE DISCRETION, WHOSE DETERMINATION WILL BE FINAL AND BINDING. NONE OF THE PURCHASER, THE DEPOSITARY, THE INFORMATION AGENT OR ANY OTHER PERSON WILL BE UNDER ANY DUTY TO GIVE NOTIFICATION OF ANY DEFECTS OR IRREGULARITIES IN ANY NOTICE OF WITHDRAWAL OR INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTIFICATION.

5.     Certain United States Federal Income Tax Consequences.

        The following is a summary of certain United States federal income tax consequences of the Offer and the Merger to stockholders of the Company whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. The discussion is for general information only and does not purport to consider all aspects of United States federal income taxation that might be relevant to stockholders of the Company. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing, proposed and temporary regulations thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with a retroactive effect. The discussion applies only to stockholders of the Company in whose hands Shares are capital assets within the meaning of Section 1221 of the Code. This discussion does not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to certain types of stockholders (such as insurance companies, tax-exempt organizations, financial institutions, broker-dealers and persons who hold their Shares as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment) who may be subject to special rules. This discussion does not discuss the United States federal income tax consequences to any stockholder of the Company who, for United States federal income tax purposes, is a nonresident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any foreign, state or local tax laws. The tax consequences of the Offer and Merger to holders who hold their shares through a partnership or other pass-through entity will generally depend upon the holder's status for U.S. federal income tax purposes. No ruling as to any matter discussed in this summary has been requested or received from the United States Internal Revenue Service.

        BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH STOCKHOLDER SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW AND THE PARTICULAR TAX EFFECTS OF THE OFFER AND THE MERGER ON A BENEFICIAL HOLDER OF SHARES, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL AND FOREIGN TAX LAWS AND OF CHANGES IN SUCH LAWS.

        The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes and possibly for state, local and foreign income tax purposes as well. In general, a stockholder who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received and the stockholder's adjusted tax basis in the Shares sold pursuant to the Offer or exchanged for cash pursuant to the Merger. Gain or loss will be determined separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged for cash pursuant to the Merger. Such gain or loss will be long-term capital gain or loss provided that a stockholder's holding period for such Shares is more than one year at the time of consummation of the Offer or the Merger, as the case may be. Capital gains recognized by an individual upon a disposition of a Share that has been held for more than one year generally will be subject to a maximum United States federal income tax rate of 15%. In the case of a Share that has been held for one year or less, such capital gains generally will be subject to tax at ordinary income tax rates. Certain limitations apply to the use of a stockholder's capital losses. Capital gain recognized by a corporate taxpayer will be subject to tax at the rates applicable to that corporation. Capital losses recognized by an individual in any tax year may be used to offset capital gains for that year plus up to $3,000 in ordinary income for that year. Capital losses not utilized in any taxable year by an individual may be carried forward indefinitely and allowed to offset capital gains plus $3,000 of ordinary income in any future taxable year. Capital losses recognized by a corporation upon the sale of capital assets are allowed only to the extent of gains from the sale of capital assets. Capital losses not utilized in any taxable year by a corporation generally must first be carried back and applied against capital gains in the three preceding taxable years and then may be carried forward and allowed to the extent of capital gains in the five succeeding taxable years.

        A stockholder whose Shares are purchased in the Offer or exchanged for cash pursuant to the Merger may be subject to backup withholding unless certain information is provided to the Depositary or an exemption applies. See Section 3.

6.     Price Range of Shares.

        The Shares trade on the Nasdaq National Market ("NASDAQ") under the symbol "FIRE." The following table sets forth, for the periods indicated, the high and low sale prices per Share for the periods indicated. Share prices are as reported on the NASDAQ based on published financial sources.

	Common Stock
	High	Low
Twelve Months Ended October 31, 2001
Fourth Quarter	$9.30	$3.50
Twelve Months Ended October 31, 2002
First Quarter	$16.70	$5.70
Second Quarter	$13.80	$7.50
Third Quarter	$9.80	$2.20
Fourth Quarter	$3.63	$2.50
Twelve Months Ended October 31, 2003
First Quarter	$3.45	$2.05
Second Quarter	$3.43	$2.22
Third Quarter	$3.90	$2.85
Fourth Quarter (through October 15)	$3.90	$3.04

        On October 8, 2003, the last full day of trading before the public announcement of the execution of the Merger Agreement, the closing price of the Shares on NASDAQ was $3.42 per Share. On October 22, 2003, the last full day of trading before the commencement of the Offer, the closing price of the Shares on NASDAQ was $3.11 per Share. Stockholders are urged to obtain a current market quotation for the Shares.

7.     Certain Information Concerning the Company.

        General.    The Company is a Delaware corporation with its principal offices located at 8009 S. 34th Avenue, Suite 1000, Bloomington, MN 55425. The telephone number for the Company is (952) 229-2300. According to the Company's Annual Report on Form 10-K for the fiscal year ended October 31, 2002, the Company provides software solutions that help companies with complex products convert more leads into accurate orders. The Company also offers an online customer assistance solution that leverages advanced intelligence engines and natural language processing technology to manage online customer interaction channels, with an emphasis on e-mail response management.

        Available Information.    The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the SEC's regional offices located at 233 Broadway, New York, New York 10279 and 175 W. Jackson Boulevard, Suite 900, Chicago, Illinois 60604. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. The Company's filings are also available to the public on the SEC's internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

        Except for the projections below and except as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or is based upon reports and other documents on file with the SEC or otherwise publicly available. Although Parent and the Purchaser do not have any knowledge that any such information is untrue, neither Parent nor the Purchaser takes any responsibility for the accuracy or completeness of the information contained in such reports and other documents or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

        Summary Financial Information.    Set forth below is certain summary financial information for the Company as excerpted from the Company's Annual Report on Form 10-K for the fiscal year ended October 31, 2002 and the Company's Quarterly Report on Form 10-Q for the quarterly period ended July 31, 2003. More comprehensive financial information is included in such reports and other documents filed by the Company with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. Copies of such reports and other documents may be examined at or obtained from the SEC in the manner set forth above.

SELECTED CONSOLIDATED FINANCIAL INFORMATION (in thousands, except per share data):

		Fiscal Year Ended October 31,
	Nine Months Ended July 31, 2003
		2002	2001
Operating Data:
Total revenue	$9,393	$21,638	$46,089
Loss from operations	(5,978)	(20,531)	(73,328)
Net loss	(4,725)	(23,678)	(70,281)
Basic and diluted net loss per share applicable to common stockholders	(1.28)	(6.46)	(19.52)
Balance Sheet Data:
Total current assets	$23,388	$33,416	$57,275
Total current liabilities	8,897	14,826	26,523
Total stockholders' equity	16,112	21,373	47,513

        Projections.    To the knowledge of Parent and the Purchaser, the Company does not, as a matter of course, make public any forecasts as to its future financial performance. However, in connection with Parent's review of the transactions contemplated by the Merger Agreement, the Company provided Parent with certain projected financial information concerning the Company. The Company has advised the Purchaser and Parent that its internal financial forecasts (upon which the projections provided to Parent and the Purchaser were based in part) are, in general, prepared solely for internal use for capital budgeting and other management decisions and are subjective in many respects and thus susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The Company also advised Parent and the Purchaser that the projections provided to them had not yet been approved as part of the Company's formal budgeting process, which was not anticipated to be completed until early 2004. The projections also reflect numerous assumptions (not all of which were provided to Parent and the Purchaser), all made by management of the Company, with respect to industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict, many of which are beyond the Company's control, and none of which is subject to approval by Parent or the Purchaser. Accordingly, there can be no assurance that the assumptions made by the Company in preparing the projections will prove accurate. It is expected that there will be differences between actual and projected results, and actual results may be materially greater or less than those contained in the projections. The inclusion of the projections herein should not be regarded as an indication that any of Parent, the Purchaser, the Company or their respective affiliates or representatives considered or consider the projections to be a reliable prediction of future events, and the projections should not be relied upon as such. These projections are being provided only because the Company made them available to Parent and the Purchaser in connection with their discussions regarding the Offer and the Merger. None of Parent, the Purchaser, the Company or any of their respective affiliates or representatives has made or makes any representation to any person regarding the ultimate performance of the Company compared to the information contained in the projections, and none of them has or intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error.

        The following is a summary of the selected projected financial information provided to Parent by the Company (in millions):

	FY Ended October 31, 2003				FY Ended October 31, 2004
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Total revenue	$3.8	$3.3	$2.3	$3.9	$3.2	$3.5	$3.4	$3.3
Total operating expenses	$3.3	$2.9	$3.2	$2.4	$2.3	$2.3	$2.3	$2.3
Net loss*	$(1.2)	$(1.8)	$(2.4)	$(0.1)	$(0.3)	$0.0	$(0.1)	$(0.1)
Net decrease in cash	$(3.9)	$(2.0)	$(3.7)	$(2.1)	$(0.3)	$(1.0)	$(0.2)	$(0.3)
Ending cash balance	$25.8	$23.6	$19.8	$17.6	$17.4	$16.3	$16.1	$15.8

*
Exclusive of certain extraordinary expenses.

        These projections should be read together with the financial statements of the Company that can be obtained from the SEC as described above. It is the understanding of Parent and the Purchaser that the projections were not prepared with a view to public disclosure or compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The projections do not purport to present operations in accordance with generally accepted accounting principles, and the Company's independent auditors have not examined or compiled the projections presented herein and accordingly assume no responsibility for them.

8.     Certain Information Concerning Parent and the Purchaser.

        General.    Parent is a Delaware limited liability company with its principal offices located at 74-785 Highway 111, Suite 103, Indian Wells, California 92210. The telephone number of Parent is (760) 674-1074. Parent's principal business is the acquisition and operation of mission critical technology companies. Parent has not carried on any activities to date other than those incident to its formation, entering into the Merger Agreement and related matters.

        The Purchaser is a Delaware corporation with its principal offices located at located at 74-785 Highway 111, Suite 103, Indian Wells, California 92210. The telephone number of the Purchaser is (760) 674-1074. The Purchaser is a wholly owned subsidiary of Parent. The Purchaser was formed for the purpose of making a tender offer for all of the common stock of the Company and has not engaged, and does not expect to engage, in any business other than in connection with the Offer and the Merger.

        The name, citizenship, business address, business phone number, present principal occupation or employment and past material occupation, positions, offices or employment for each member of Parent and each director and officer of the Purchaser for at least the last five (5) years and certain other information are set forth in Schedule I hereto.

        Except as described in this Offer to Purchase and in Schedule I hereto, (i) none of Parent, the Purchaser or, to the best knowledge of Parent and the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Parent or the Purchaser or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) none of Parent, the Purchaser or, to the best knowledge of Parent and the Purchaser, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past sixty (60) days.

        Except as provided in the Merger Agreement, the Tender and Voting Agreements or as otherwise described in this Offer to Purchase, none of Parent, the Purchaser or, to the best knowledge of Parent and the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies.

        Except as set forth in this Offer to Purchase, none of Parent, the Purchaser or, to the best knowledge of Parent and the Purchaser, any of the persons listed on Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between Parent or any of its subsidiaries or, to the best knowledge of Parent, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets. None of the persons listed in Schedule I has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of the persons listed in Schedule I has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

        Available Information.    Pursuant to Rule 14d-3 under the Exchange Act, Parent and the Purchaser filed with the SEC a Tender Offer Statement on Schedule TO (the "Schedule TO"), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and the exhibits thereto can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the SEC's regional offices located at 233 Broadway, New York, New York 10279 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. The Schedule TO and the exhibits thereto are also available to the public on the SEC's internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

9.     Source and Amount of Funds.

        The Offer is not conditioned upon Parent's or the Purchaser's ability to finance the purchase of Shares pursuant to the Offer. Parent and the Purchaser estimate that the total amount of funds required to purchase all of the outstanding Shares pursuant to the Offer and the Merger will be approximately $11.6 million, plus any related transaction fees and expenses. The Purchaser intends to acquire substantially all of such funds from Parent.

        Parent intends to obtain the funds by drawing on a financing commitment provided to Parent from TSD Investments, LLC pursuant to a letter dated October 8, 2003 (the "Commitment Letter"). The Commitment Letter is subject to a number of conditions, including the negotiation and execution of definitive loan documents satisfactory to the parties and the satisfaction of the conditions to the Offer.

        The following summary of certain provisions of the Commitment Letter is qualified in its entirety by reference to the Commitment Letter, which is incorporated herein by reference. A copy of the Commitment Letter has been filed as Exhibit (b) to the Tender Offer Statement on Schedule TO. The Commitment Letter may be examined and copies may be obtained at the places and in the manner set forth in Section 8 under "Available Information."

        The Commitment Letter provides for a term loan in the principal amount of up to $12.5 million that will bear interest at a rate per annum equal to (i) the greater of 5.0% or the prime rate announced by Bank One, N.A., plus (ii) 7.5% (the "Term Loan"). The Term Loan amount will be funded on the Effective Date of the Merger (the "Loan Closing Date"), and will have a term of one year from the Loan Closing Date. The loan will be secured by substantially all of the assets of Parent, the Purchaser and, following the Merger, the Company. The Commitment Letter provides for a commitment fee of $100,000 that is due and payable thirty days after the execution of the Commitment Letter, a closing fee equal to 3.5% of the amount of the Term Loan that is due and payable on the Loan Closing Date and a facility fee equal to 2.0% of the outstanding amount of the Term Loan, payable at the end of each 90 day period following the Loan Closing Date. We anticipate repaying this loan from funds generated from our operations, including, subsequent to the completion of the Offer and Merger, the operations of the Company, or other financial resources available to us. We have not made arrangements for any alternative source of financing.

        Because the only consideration in the Offer is cash and the Offer is to purchase all outstanding Shares, and in view of the absence of a financing condition and the amount of consideration payable in relation to the financing commitment held by Parent, the Purchaser believes the financial condition of it or Parent is not material to a decision by a holder of Shares whether to sell, tender or hold Shares pursuant to the Offer.

10.   Background of the Offer; Past Contacts or Negotiations with the Company.

        The following information was prepared by Parent, the Purchaser and the Company. Information about the Company was provided by the Company, and neither Purchaser nor Parent takes any responsibility for the accuracy or completeness of any information regarding meetings or discussions in which Parent or its representatives did not participate.

        On August 27, 2003, Acclaim Financial Group Venture III, LLC ("AFGIII"), an affiliate of Parent's strategic advisor, contacted a member of senior management of the Company regarding a proposed transaction.

        On September 2, 2003, the Company negotiated and executed a Non-Disclosure Agreement with AFGIII.

        Between September 3 and September 16, 2003, the Company provided AFGIII with various due diligence information regarding the Company.

        On September 17, 2003, AFGIII provided to the Company a non-binding letter that indicated Purchaser's potential interest in acquiring all of the outstanding equity securities of the Company at $3.30 per share, subject to, among other things, confirmatory due diligence.

        Between September 17 and September 23, 2003, representatives of AFGIII and its legal counsel continued their due diligence investigation of the Company, and were provided additional information regarding the Company.

        On September 23, 2003, AFGIII proposed that the Company enter into an arrangement whereby, subject to various fiduciary exceptions exercisable by the Company's Board of Directors, the Company would engage in exclusive good faith negotiations regarding a potential strategic transaction for a period of 10 days (the "Exclusive Period"). On September 24, 2003, the Company negotiated and entered into a letter agreement with AFGIII providing for such arrangement (the "Exclusivity Agreement").

        On September 23, 2003, AFGIII provided to the Company a preliminary draft of the Merger Agreement by and among Parent, the Purchaser and the Company. The respective representatives and legal counsel of Parent, the Purchaser and the Company discussed and negotiated drafts of the Merger Agreement from September 30, 2003 until execution of the definitive Merger Agreement on October 8, 2003.

        Between September 26 and October 3, 2003, representatives of AFGIII continued to meet telephonically and in person with Company management and conduct further due diligence regarding the Company's operations and existing agreements.

        On October 1, 2003, AFGIII provided a preliminary draft of the Tender and Voting Agreement to the Company, and representatives of the Company forwarded the draft to General Atlantic Partners, LLC, which is affiliated with five investment partnerships holding shares of common stock of the Company (the "Stockholders").

        On October 3, 2003, AFGIII provided to the Company a preliminary draft of a financing commitment letter from Durham Investments, LLC, an affiliate of TSD Investments, LLC, in connection with the proposed Offer.

        On October 4, 2003, the Company and AFGIII negotiated and entered into an amendment to the Exclusivity Agreement that extended the Exclusive Period through October 8, 2003.

        Between October 3 and October 8, 2003, the respective representatives and legal counsel of Parent, the Purchaser and the Company conducted additional due diligence and discussed and negotiated drafts of the Merger Agreement.

        Between October 3 and October 8, 2003, the respective representatives and legal counsel of Parent, the Purchaser and General Atlantic Partners, LLC conducted negotiations regarding the terms of the proposed Tender and Voting Agreement.

        The parties negotiated the final terms of the Merger Agreement on October 8, 2003, including the final price of the Offer, which the parties agreed would be $3.16 per share. The parties executed and delivered the Merger Agreement on October 8. Also on October 8, Parent, the Purchaser and the Stockholders executed the Tender and Voting Agreements, and TSD Investments, LLC delivered to Parent its financing commitment letter.

        On October 9, 2003, the Company announced publicly the execution of the Merger Agreement.

        During the pendency of the Offer, Parent and the Purchaser intend to have ongoing contacts with the Company and its directors, officers and stockholders concerning the transactions contemplated under the Merger Agreement.

11.   The Transaction Documents.

  The Merger Agreement

        The following is a summary of the material provisions of the Merger Agreement, a copy of which is filed as an exhibit to the Schedule TO. The summary is qualified in its entirety by reference to the Merger Agreement, which is incorporated by reference herein. The Merger Agreement may be examined and copies may be obtained at the places set forth in Section 8. Capitalized terms used herein and not otherwise defined have the meanings assigned to them in the Merger Agreement.

        The Offer.    The Merger Agreement requires us to make the Offer. Our obligation to accept for payment, and pay for, Shares tendered pursuant to the Offer is subject to certain conditions that are described in Section 15 of this Offer to Purchase. We expressly reserve the right to waive any condition to the Offer or amend or modify the terms of the Offer, except that we may not, without the Company's consent: (i) reduce the number of Shares subject to the Offer; (ii) reduce the price per Share payable in the Offer; (iii) waive the Minimum Condition, add to the conditions set forth in Exhibit A to the Merger Agreement or modify any condition set forth in Exhibit A to the Merger Agreement in any manner adverse to the Company's stockholders; (iv) except as provided in the Merger Agreement, extend the Offer; (v) change the form of consideration payable in the Offer; or (vi) otherwise amend the Offer in any manner adverse to the Company's stockholders. However, we may, without the consent of the Company, (i) extend the Offer beyond the Expiration Date, if any conditions to our obligation are not satisfied, for a period of ten (10) business days or such longer period as we, Parent, and Company shall agree; (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC applicable to the Offer; or (iii) extend the Offer for any reason on one or more periods of not more than five (5) business days beyond the latest applicable date that would otherwise be permitted under clause (i) or (ii) of this sentence. If all conditions to the Offer are not satisfied on any scheduled expiration date and are reasonably capable of being satisfied before the April 30, 2004, we are obligated to extend the Offer from time to time until such conditions are satisfied or waived; provided, that no such extension shall extend the Offer beyond April 30, 2004.

        The Merger.    The Merger Agreement provides that, following the purchase of Shares pursuant to the Offer, we will be merged with and into the Company, with the Company being the surviving corporation (the "Surviving Corporation"). Following the Merger, our separate existence will cease, and the Company will continue as the Surviving Corporation, wholly owned by Parent.

        Pursuant to the Merger Agreement, each Share outstanding at the Effective Time (other than Shares owned by the Company, or Parent or any of their subsidiaries) will be converted into the right to receive in cash, without interest, the price per share paid in the Offer (the "Merger Consideration"). Stockholders who perfect their dissenters' rights under Delaware Law will be entitled to the fair value of their shares in accordance with Delaware Law.

        If required by applicable law in order to consummate the Merger following expiration of the Offer (for example if less than 90% of the Shares were tendered in the Offer) or upon request of either the Parent or the Company at any time prior to the expiration of the Offer, the Company is obligated to call and hold a meeting of its stockholders as promptly as practicable for the purpose of voting upon the approval of the Merger Agreement. The Company Board will recommend to its stockholders the adoption of the Merger Agreement. At any such meeting, all Shares then owned by Parent or for which Parent holds proxies (approximately 45.4% of the outstanding Shares as of the date of this Offer to Purchase) will be voted in favor of approval of the Merger Agreement.

        Representations and Warranties.    Pursuant to the Merger Agreement, the Company has made customary representations and warranties to Parent and the Purchaser, including representations relating to: organization, good standing and qualification; company recommendation; subsidiaries; capital structure; authorization for, validity of and necessary action with respect to the Merger Agreement; no conflicts with or consents required in connection with the Merger Agreement; the Company's SEC documents, financial statements; information provided by the Company for inclusion in the Offer documents or the Schedule 14D-9; absence of certain changes or events; litigation; compliance with applicable laws; environmental, health and safety laws; intellectual property; contracts and debt instruments; benefit plans; taxes; voting requirements; brokers; the opinion of the Company's financial advisor; and insider interests.

        Pursuant to the Merger Agreement, Parent and the Purchaser have made customary representations and warranties to the Company, including representations relating to: organization, standing and power of Parent and the Purchaser; authorization for, validity of and necessary action with respect to the Merger Agreement; no conflicts with or consents required in connection with the Merger Agreement; information supplied by Parent and the Purchaser for inclusion in the Offer documents or the Schedule 14D-9; interim operations of the Purchaser; capital resources; and brokers.

        Company Conduct of Business Covenants.    The Merger Agreement provides that, except as provided in the Company's Operating Plan, as otherwise expressly contemplated by the Merger Agreement or as consented to in writing by Parent, between the date of the Merger Agreement and the earliest of (i) the time that nominees of Parent comprise a majority of the Company Board; (ii) the termination of the Merger Agreement in accordance with its terms; or (iii) the Effective Time, the businesses of the Company and its subsidiaries shall be conducted only in, and the Company and its subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company and its subsidiaries shall use commercially reasonable efforts to preserve intact their current business organizations, to keep available the services of their current officers and key employees and to preserve the relationships of the Company and its subsidiaries with customers, suppliers and other persons with which the Company or any subsidiary has business relations. Except as expressly contemplated by the Merger Agreement, neither the Company nor any subsidiary shall, between the date of the Merger Agreement and the earliest of (i) the time that nominees of Parent comprise a majority of the Company Board; (ii) the termination of the Merger Agreement in accordance with its terms; or (iii) the Effective Time, directly or indirectly, do, or propose to do, any of the following:

          (a)   declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than dividends and distributions by a wholly owned subsidiary of the Company to its parent;

          (b)   split, combine, or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase, redeem otherwise acquire, directly or indirectly, any of its capital stock or any securities thereof or any rights, warrants or options to acquire any such shares or other securities;

          (c)   amend or otherwise change its certificate of incorporation, by-laws or comparable organizational documents;

          (d)   acquire, license or agree to acquire or license (i) by merging or consolidating with, or by purchasing or licensing assets of, or by any other manner, any business, division or Person or any equity or debt interest therein or (ii) any assets, other than immaterial assets or assets acquired in the ordinary course of business consistent with past practice;

          (e)   sell, lease, license out, sell and leaseback, mortgage or otherwise encumber or subject to any Lien (other than any Lien imposed by law, such as a carriers', warehousemen's or mechanics' Lien) or otherwise dispose of any of its properties or assets (including securitizations), other than sales or non-exclusive licenses out of finished goods or services in the ordinary course of business consistent with past practice;

          (f)    repurchase, prepay or incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any "keep well" or other Contract to maintain any financial statement condition of another Person or enter into any Contract having the economic effect of any of the foregoing, except or to refund existing or maturing intercompany indebtedness between Company and any of its Subsidiaries or between such Subsidiaries;

          (g)   make any loans, advances or capital contributions to, or investments in, any other Person, other than Company or any direct or indirect wholly owned Subsidiary of the Company pursuant to existing obligations in written agreements of which Parent's legal and financial advisors have been provided copies (or given access) in connection with the Transactions;

          (h)   make or agree to make any new capital expenditures, or enter into any Contract providing for payments which, individually, are in excess of $10,000 or, in the aggregate, are in excess of $50,000, except for Contracts entered into in the ordinary course of business, or renewals or extensions of existing Contracts;

          (i)    make any Tax election that, individually or in the aggregate, could reasonably be expected to adversely affect in any material respect the Tax liability or Tax attributes of the Company or its Subsidiaries or settle or compromise any material Tax liability;

          (j)    (i) pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) or Litigation (whether or not commenced prior to the date of this Agreement), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities recognized or disclosed in the most recent consolidated financial statements (or the notes thereto) of the Company included in Company Filed SEC Documents or incurred since the date of such financial statements, or (ii) subject to the Merger Agreement, waive the benefits of, agree to modify in any manner, terminate, release any Person from or fail to enforce any confidentiality, standstill or similar Contract to which the Company or any of its Subsidiaries is a party or is a beneficiary;

          (k)   except as required in order to comply with law, (i) establish, enter into, adopt or amend or terminate any Company Benefit Plan or Company Benefit Agreement, (ii) change any actuarial or other assumption used to calculate funding obligations with respect to any Company Pension Plan, or change the manner in which contributions to any Company Pension Plan are made or the basis on which such contributions are determined or (iii) take any action to accelerate any rights or benefits, or make any material determinations not in the ordinary course of business consistent with past practice, under any collective bargaining agreement, Company Benefit Plan or Company Benefit Agreement;

          (l)    other than in the ordinary course of business consistent with past practice (other than with respect to executive officers), increase the compensation, bonus or other benefits of any current or former director, consultant, officer or other employee, (i) grant any current or former director, consultant, officer or other employee or independent contractor any increase in severance or termination pay, (ii) amend or modify any Company Stock Option or (iii) or pay any benefit or amount not required by a plan or arrangement as in effect on the date of this Agreement to any such Person;

          (m)  transfer or license to any Person or entity or otherwise extend, amend or modify or allow to revert, lapse or expire any material rights to the Intellectual Property Rights of the Company and its Subsidiaries, other than in the ordinary course of business consistent with past practices;

          (n)   enter into or amend any Contract of the type listed in the Merger Agreement;

          (o)   acquire, lease, sublease or otherwise obtain, any real property or rights to use real property;

          (p)   increase the headcount of full-time, permanent employees of the Company or its Subsidiaries;

          (q)   except as may be required by a change in GAAP or regulatory requirements, make any material changes in accounting methods, principles or practices;

          (r)   take any action that would, or that would reasonably be expected to, result in any condition to the Offer or the Merger not being satisfied;

          (s)   delay payment of, not recognize, not record or otherwise fail to satisfy or pay any material liability of the Company or its subsidiaries incurred in the ordinary course of business consistent with past practices, or take other action that would result in the Cash Equivalent Balance to not materially reflect the cash equivalent position of the Company in a manner consistent with past practices of the Company; or

          (t)    authorize, or commit, resolve or agree to take, any of the foregoing actions.

        Designation of Directors.    The Merger Agreement provides that upon the purchase of Shares purchased pursuant to the Offer, Parent may designate the number of directors on the Company Board (and on each committee of the Company Board or board of directors of a subsidiary of the Company), rounded down to the next whole number, that equals the product of (i) total number of directors on the Company Board (or such committee or board of directors of a subsidiary of the Company) multiplied by (ii) the percentage that the number of Shares beneficially owned by Parent and Purchaser following such purchase bears to the total number of Shares the outstanding. The Company shall use its best efforts to fill vacancies created by such increase in the number of directors or the resignation of incumbent directors to be with Parent's designees. Subject to applicable law or regulatory requirement, the Company shall also take all action necessary to cause persons designated by Parent to constitute the same board fraction of (i) each committee of the Company Board (except with respect to the committee of independent directors); (ii) each board of directors of each subsidiary of the Company; and (iii) and each committee (or similar body) of each such board. Subject to applicable law or regulatory requirement, the Company shall take all action reasonably requested by Parent necessary to effect any such election or appointment of Parent's designees.

        Following the election of designees of Parent until the Effective Time, the Company shall have at least two directors who were directors as of the date of the Merger Agreement and are not affiliates of Parent or the Purchaser (referred to as independent directors). The independent directors shall form a committee that, from the time Shares are accepted pursuant to the Offer until the Effective Time, shall have the sole authority to (i) amend or terminate the Merger Agreement or extend the time for performance under the Merger Agreement; (ii) exercise or waive any of the Company's rights, benefits, or remedies under the Merger Agreement; and (iii) take any other action under or in connection with the Merger Agreement that materially and adversely affects the interests of the Company stockholders other than Parent or Purchaser.

        No Solicitation.    Neither the Company nor any subsidiary shall, through any director, officer, employee, investment banker, financial advisor, attorney, accountant or other representative, directly or indirectly, (i) solicit, initiate or encourage, or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal; or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to any Takeover Proposal, except that, prior to the acceptance of Shares pursuant to the Offer, if a majority of the Company Board determines in good faith after consultation with outside counsel that failure to do so would be a breach of the fiduciary duties of the Company Board, in response to a Takeover Proposal that a majority of the Company Board determines in good faith is or is reasonably likely to result in a Superior Proposal and which was not solicited in breach of the Merger Agreement, and after providing prior written notice to Parent, the Company may (i) furnish information with respect to the Company and its subsidiaries to any person making a Takeover Proposal pursuant to a customary confidentiality agreement; and (ii) participate in discussions or negotiations regarding such Takeover Proposal.

        The Merger Agreement defines a "Superior Proposal" as any offer not solicited by the Company in breach of the Merger Agreement made by a third party to consummate a tender offer, exchange offer, merger, consolidation or similar transaction which would result in such third party (or its stockholders) owning, directly or indirectly, all or substantially all of the Shares then outstanding (or of the surviving entity in a merger) or all or substantially all of the assets of the Company and its subsidiaries and otherwise on terms which a majority of the Company Board determines in good faith (after consultation with outside counsel) (i) to be more favorable to the Company's stockholders than the Offer and the Merger (as amended in accordance with the terms of the Merger Agreement or as proposed to be amended by Parent) than the terms of this Agreement after consideration of the factors permitted to be considered in such circumstances under Delaware law and (ii) for which financing, to the extent required, is then committed or which, in the good faith judgment of a majority of the Company Board, is reasonably capable of being obtained by such third party.

        A "Takeover Proposal" is defined as any inquiry, proposal or offer from any third party person relating to any direct or indirect acquisition of 15% or more of the assets of the Company and its subsidiaries, taken as a whole, or 15% or more of any class or series of equity securities of the Company or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class or series of equity securities of the Company or any of its subsidiaries, or any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement.

        The Company Board shall not (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent the Company Recommendation; (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal; or (iii) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement. Notwithstanding the foregoing, prior to the acceptance for payment of Shares pursuant to the Offer (the "Specified Date"), if a majority of the Company Board determines in good faith after consultation with outside counsel that failure to do so would be a breach of the fiduciary duties of the Company Board, the Company Board may withdraw or modify the Company Recommendation or terminate the Merger Agreement, but only after the third business day following Parent's receipt of written notice from the Company (during which time the Company will negotiate in good faith with Parent and the Purchaser regarding any proposal by Parent to amend the terms of the Merger Agreement, the Offer, or the Merger).

        The Company will promptly (and no later than 24 hours) advise Parent orally and in writing of any request for information or inquiry with respect to any Takeover Proposal that could reasonably be expected to result in a Superior Proposal, the material terms and conditions of such request, inquiry or Takeover Proposal and the identity of the person making such request, inquiry or Takeover Proposal. The Company will promptly keep Parent informed of the status and details of any such request, inquiry or Takeover Proposal.

        Nothing contained in the Merger Agreement prohibits the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders, if in the good faith judgment of a majority of the Company Board, after consultation with outside counsel, failure to do so would constitute a breach of its obligations under applicable law, but subject to the Merger Agreement, neither the Company nor the Company Board and any of its committees shall withdraw or modify, or propose to withdraw or modify the Company Recommendation, or propose to approve or recommend, a Takeover Proposal.

        Directors' and Officers Indemnification and Insurance.    The Merger Agreement provides that the Surviving Corporation shall indemnify and exculpate from liabilities for acts or omissions occurring at or prior to the Effective Time the current or former directors or officers of the Company and its subsidiaries as provided in their respective certificate of incorporation or bylaws (or comparable organizational documents) and any indemnification agreements of the Company (as each is in effect prior to the Effective Time).

        If any independent directors remain on the Board, the Surviving Corporation will purchase directors' and officers' liability insurance coverage for the benefit of the independent directors on terms no less favorable than those of the Company's directors' and officers' liability insurance policy in effect on the date of the Merger Agreement. The certificate of incorporation and bylaws of the Surviving Corporation will contain provisions with respect to such indemnification and elimination of liability for monetary damages at least as favorable to the directors and officers of the Company as those set forth in the certificate of incorporation and bylaws of the Company in effect on the date of the Merger Agreement, and for six (6) years from the Effective Time those provisions will not be repealed or amended or otherwise modified in any manner that would adversely affect the rights thereunder of the directors and officers of the Company, except to the extent, if any, that such modification is required by applicable law.

        At or prior to the earlier of (i) the purchase of Shares pursuant to the Offer or (ii) the Effective Time, the Company shall purchase directors' and officers' liability insurance coverage for the Company's directors and officers for up to six (6) years following the earlier to occur of (i) the purchase of Shares pursuant to the Offer or (ii) the Effective Time with respect to claims arising from or related to facts or events which occurred at or prior to Effective Time on terms no less advantageous to the Company's current or former directors and officers than those in effect on the date of the Merger Agreement; provided that the Company shall not pay (or be required to pay in the future) aggregate premiums for such insurance coverage in excess of $1,000,000. In addition, at or before the earlier to occur of (i) the purchase of Shares pursuant to the Offer or (ii) the Effective Time, we and Parent acknowledge and agree that the Company will execute and deliver to each of its directors and officers an indemnification agreement in a form previously provided to Parent.

        Company Option.    Subject to the terms and conditions of the Merger Agreement, the Company has granted to Parent a continuing option, irrevocable until termination of the Merger Agreement, to purchase up to that number of newly issued Shares (the "Purchaser Option Shares") equal to the number of Shares that, when added to the number of Shares owned by Parent, the Purchaser and their Affiliates immediately following consummation of the Offer, shall constitute one share more than 90% of the then outstanding Shares (after giving effect to the issuance of the Purchaser Option Shares) for a consideration per the Purchaser Option Share equal to the Offer Price. Purchaser may exercise the Purchaser Option only after the acceptance for payment of the Shares tendered pursuant to the Offer by the Purchaser as a result of which Parent, the Purchaser and their Affiliates would own beneficially at least 90% of the then outstanding Shares and after having given the Company one (1) business day prior written notice. The purchase price owing upon exercise of the Purchaser Option will be paid to the Company in the form of a promissory note or in cash by wire transfer or cashier's check.

        The Purchaser Option may only be exercised if (i) the issuance of the Purchaser Option Shares would not require the approval of the stockholders of the Company under applicable law or regulation (including, but not limited to, NASDAQ rules and regulations), or NASDAQ has granted a waiver from any such rule or regulation that is reasonably acceptable to Parent, Purchaser and the Company, and there is no other applicable law, rule or regulation that would require the approval of the Company's stockholders for the issuance of the Purchaser Option Shares, or (ii) a meeting of the Company's stockholders is held at which the issuance of the Purchaser Option Shares is duly approved. Upon the request of Parent, the Company will use its reasonable best efforts to obtain such a waiver from NASDAQ or schedule and hold a meeting of its stockholders as promptly as reasonably possible after any such request.

        Consents and Approvals.    The Merger Agreement provides that upon the terms and subject to the conditions of the Merger Agreement, Parent, the Purchaser and the Company agree to use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger, and the Transactions, including using reasonable efforts to take all reasonable acts necessary to cause the conditions of the Offer and to the Closing to be satisfied as promptly as practicable; to obtain all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and make all necessary registrations and filings, and take all steps necessary to obtain approval or waiver from, or avoid an action or proceeding by any governmental entity; obtain all necessary consents, approvals, or waivers from third parties; defend any lawsuits or legal proceedings challenging the Merger Agreement or consummation of the Transactions; and execute and deliver any additional instruments necessary to consummate the Transactions and the Merger Agreement; provided that Parent will not be required to agree to, or proffer to (i) divest or hold separate any assets of any of the Purchaser, Parent, Company or any of their respective subsidiaries or (ii) cease to conduct business or operations in any jurisdiction in which Parent, the Company, or any of their respective subsidiaries conducts business or operations as of the date of the Merger Agreement.

        The Merger Agreement further provides that the Company and the Company Board, and Parent and its manager, shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Offer, the Merger, this Agreement or any of the other Transactions and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Offer, the Merger, this Agreement or any other Transaction, take all action necessary to ensure that the Offer, the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Offer, the Merger and the other Transactions.

        Nothing in the Merger Agreement shall permit the Company to divest, hold separate or enter into any consent decree (or offer to enter into any agreement or consent decree) to divest, hold separate or maintain or change any business practice in order to obtain regulatory approval of the Transactions. Nothing in the Merger Agreement shall require Parent or the Purchaser to commence any litigation in order to prevent (or remove) the entry of any Restraint under antitrust or similar laws.

        Employee Stock Options.    The Merger Agreement provides that, as soon as practicable after the date of the Merger Agreement, the Company will ensure that (i) each holder (each, an "Optionee") of an outstanding Company stock option will have the right to irrevocably elect to surrender, immediately prior to the earlier of acceptance of Shares pursuant to the Offer or consummation of the Merger, any outstanding and unexercised Company stock option then held by the Optionee, whether vested or unvested, in exchange for a cash payment equal to (x) the excess, if any, of (A) the price per Share to be paid pursuant to the Offer over (B) the exercise price per Share subject to the stock option, multiplied by (y) the number of Shares then issuable pursuant to the unexercised portion of the stock option, less any tax withholding required by the Code or any other tax law, payable not later than five (5) days after the Effective Time, (ii) each Optionee will have the right to purchase, effective upon the consummation of the Merger, subject to the consummation of the Merger and in accordance with the terms of the relevant plan or document, all or any part of the Shares subject to any Company stock option held by the Optionee, whether vested or unvested (that has not been surrendered pursuant to (i) above), and that each Share so purchased will be converted, at the Effective Time, into the right to receive the Merger Consideration, less any tax withholding required by the Code or any other tax law, and (iii) each Company stock option (with respect to which an Optionee has not exercised one of the rights set forth in the Merger Agreement) will terminate and expire at the Effective Time.

        The Merger Agreement also provides that prior to the Effective Time the Company will take or cause to be taken actions required to cause (i) the termination of the stock option plans of the

Company; and (ii) the provisions in any other Company Benefit Plan providing for the issuance, transfer or grant of any shares of capital stock of the Company or any interest in respect of any capital stock of the Company to be deleted as of the Effective Time; and (iii) the exemption from Section 16 under the Exchange Act contemplated by Rule 16b-3(e) to be applicable to the disposition of the Shares and Company stock options in or in connection with the Merger as contemplated by the Merger Agreement by all persons who are officers or directors of the Company.

        Conditions to the Merger.    The Merger Agreement provides that the respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a)   The Merger Agreement and the transactions contemplated thereby shall have been approved and adopted by the affirmative vote of the stockholders of the Company to the extent required by Delaware Law and the certificate of incorporation of the Company;

          (b)   No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other governmental entity of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") will then be in effect preventing consummation of the Merger; and

          (c)   The Company shall have a Cash Equivalents balance of at least $16,700,000, but such amount shall be reduced by any Cash Equivalents expended (i) subsequent to the twentieth business day following commencement of the Offer, (ii) in connection with the implementation of the Company's Operating Plan, and (iii) in connection with the consummation of the transactions described in the Merger Agreement.

        The obligation of the Purchaser to effect the Merger is subject to satisfaction or waiver of all of the conditions of the Offer set forth in Exhibit A of the Merger Agreement, if the Purchaser shall not have previously accepted for payment and paid for Shares pursuant to the Merger.

        Termination.    The Merger Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of the Merger Agreement and the Transactions by the stockholders of the Company:

          (a)   By mutual written consent of Parent and the Company (but after the Specified Date, the consent of a majority of the Independent Directors shall also be required);

          (b)   By either Parent or Company:

              (i)  If (A) as the result of the failure of any of the conditions set forth in Exhibit A to the Merger Agreement, the Offer has terminated or expired in accordance with its terms without the Purchaser having purchased any Shares pursuant to the Offer or (B) the Purchaser has not accepted for payment any Shares pursuant to the Offer prior to December 31, 2003 (but if the Minimum Condition has not been satisfied by then, then by April 30, 2004); but this right to terminate the Merger Agreement shall not be available to any party whose failure to perform any of its obligations under the Merger Agreement results in the failure of the Offer to be consummated by such time or if the Company has in good faith scheduled a Company stockholders meeting pursuant to the Merger Agreement and the meeting has not yet been held;

             (ii)  If any legal restraint having any of the effects set forth in the Merger Agreement or having the effect of preventing the consummation of the Offer is in effect and has become final and nonappealable, but the party seeking to terminate the Agreement in accordance with its terms must have (except with respect to termination of employment or change in employee benefits in accordance with the Merger Agreement) used reasonable efforts to prevent the entry of and to remove such legal restraint; or

            (iii)  If, upon a vote at a duly held meeting to obtain the approval of the Company's stockholders, approval is not obtained;

          (c)   By Parent, if (i) the Company has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in the Exhibit A to the Merger Agreement, and (B) is incapable of being or has not been cured by the Company within ten (10) calendar days after giving written notice to Company of such breach or failure to perform, or (ii) any of the conditions to Purchaser's obligation to effect the Merger as set forth in the Merger Agreement are not satisfied after approval by the Company's stockholders;

          (d)   By Parent:

              (i)  If the Company or any of its directors or officers breach their obligation with respect to any Takeover Proposals as set forth in Section 5.3 of the Merger Agreement in any material respect; or

             (ii)  (w) If the Company Board or any of its committees withdraws or modifies, or makes any disclosure to the stockholders of the Company, whether or not permitted under the Merger Agreement, that has the effect of withdrawing, modifying or supplementing the Company Recommendation in a manner adverse to Parent or the Purchaser, (x) if the Company Board or any of its committees approves or recommends, or makes any disclosure to the Company's stockholders, whether or not permitted under the Merger Agreement, approving or recommending to the stockholders a Takeover Proposal, (y) if, after a Takeover Proposal has been made public, the Company Board fails to affirm its recommendation of the Offer, the Merger and the Merger Agreement within three (3) business days after any request from Parent, or (z) if a tender offer or exchange offer constituting a Takeover Proposal is commenced, and the Company Board fails to recommend against acceptance of the offer by the Company's stockholders (including by taking no position with respect to acceptance of the offer by the Company's stockholders);

          (e)   Prior to the Specified Date, by the Company, if Parent or the Purchaser has breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in the Merger Agreement, and if the breach is incapable of being or has not been cured by Parent within ten (10) calendar days after giving written notice to Parent of the breach; or

          (f)    Prior to the Specified Date by the Company, in accordance with and subject to compliance with the notice provisions of Section 5.3(b) of the Merger Agreement, and the payment of the required termination fee in an amount equal to $300,000 as set forth in the Merger Agreement.

        Fees and Expenses.    All fees and expenses incurred in connection with the Offer, the Merger, the Merger Agreement and the other transactions contemplated thereby will be paid by the party incurring the fees or expenses, whether or not the Merger is consummated.

        If the Merger Agreement is terminated as described below, then the Company is obligated to pay to Parent certain fees and expenses, as described below: (i) if a Takeover Proposal has been made known to the Company or its representatives or has been made directly to its stockholders or any Person has communicated an intention (whether or not conditional) to make a Takeover Proposal, which Takeover Proposal has not been withdrawn or abandoned at the time of termination of the

Merger Agreement, and thereafter the Merger Agreement is terminated by either the Parent or the Company pursuant to Section 7.1(b)(i) of the Merger Agreement (as a result of the failure to satisfy the Minimum Condition or the condition set forth in paragraph (f) of Exhibit A) or Section 7.1(b)(iii) of the Merger Agreement (but not if approval by the Company's stockholders would have been obtained at the meeting referred to in Section 7.1(b)(iii) but for the failure of Parent or Purchaser to vote in favor of the Merger Agreement), then the Company will reimburse Parent's and the Purchaser's reasonable out of pocket expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby in an aggregate amount up to $300,000 and, if the Company enters into an acquisition agreement or consummates a Takeover Proposal within twelve months following termination with the party which had made the Takeover Proposal at the time of termination, the Company will pay to the Parent an amount equal to $300,000 (the "Termination Fee") minus the out-of-pocket expenses previously reimbursed as described above, or (ii) if the Merger Agreement is terminated pursuant to Sections 7.1(c), 7.1(d)(i), 7.1(d)(ii) or 7.1(f) thereof, then the Company will pay to Parent the Termination Fee.

        Amendment.    The Merger Agreement may be amended by Parent, the Purchaser or the Company by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, however, that, after the purchase of shares of Company Common Stock pursuant to the Offer, no amendment may be made that would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger, and after approval and adoption of the Merger Agreement and the Transactions by the stockholders of the Company, there shall not be made any amendment that by law requires further approval by the stockholders of the company without further approval of such stockholders.

  The Tender and Voting Agreements

        The following is a summary of the material provisions of the Tender and Voting Agreements, a copy of the form of which is filed as an exhibit to the Schedule TO. The summary is qualified in its entirety by reference to the form of Tender and Voting Agreement, which are incorporated by reference herein. Capitalized terms used herein and not otherwise defined have the meanings assigned to them in the form of Tender and Voting Agreement.

        In connection with the execution of the Merger Agreement, Parent and the Purchaser entered into the Tender and Voting Agreements with certain stockholders of the Company, including GAP Coinvestment Partners, L.P., GAP Coinvestment Partners II, L.P., General Atlantic Partners 40, L.P., General Atlantic Partners 46, L.P. and General Atlantic Partners 52, L.P. (each a "Tendering Stockholder"). The Tendering Stockholders own an aggregate of 1,665,535 Shares representing, as of October 22, 2003, approximately 45.4% of the outstanding Shares of the Company. The Tendering Stockholders also hold warrants to acquire 530 Shares. Under the terms of the Tender and Voting Agreements, any Shares received by the Tendering Stockholders upon the exercise of warrants are subject to the provisions of the Tender and Voting Agreements.

        Each Tendering Stockholder has agreed that, unless their respective Tender and Voting Agreement is terminated as described below, (i) the Tendering Stockholder will tender or cause to be validly tendered its Shares to Purchaser pursuant to the Offer no later than ten days following the commencement of the Offer, (ii) the Tendering Shareholder will tender or cause to be validly tendered any additional Shares within five business days of acquisition by the Tendering Stockholder, and (iii) the Tendering Stockholder will not withdraw any of the Tendering Stockholder's Shares tendered in the Offer unless there is an amendment that adversely affects the Tendering Stockholder.

        Each Tendering Stockholder has also agreed that unless their respective Tender and Voting Agreement is terminated as described below, they will not without the prior written consent of the Purchaser: (i) grant any proxy other than a routine proxy with respect to any of their Shares; (ii) enter into any voting trust or other voting agreement or arrangement with respect to any of their Shares; or (iii) sell, assign, transfer, encumber or otherwise dispose of or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance or other disposition of any of their Shares, provided that a Tendering Stockholder may transfer its Shares so long as the transferee has executed a Tender and Voting Agreement agreeing to be bound by its terms.

        Each Tendering Stockholder irrevocably constituted and appointed the Purchaser and Parent, or any nominee of the Purchaser and Parent, the Tendering Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Tendering Stockholder, to demand that the secretary of the Company call a special meeting of the stockholders of the Company for the purpose of considering the adoption of the Merger Agreement and to vote their Shares (i) in favor of the adoption of the Merger Agreement, and/or (ii) against any inquiry, proposal or offer from any third party relating to any direct or indirect acquisition or purchase of 15% or more of the assets of the Company and its subsidiaries, taken as a whole, or 15% or more of any class or series of equity securities of the Company or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of any class or series of equity securities of the Company or any of its subsidiaries, or any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, other than the transactions described in the Merger Agreement..

        The Tender and Voting Agreements terminate upon the earlier to occur of (i) the written mutual consent of each of Parent, the Purchaser and the applicable Tendering Stockholder, (ii) the date upon which Parent shall have purchased and paid for all of the Shares of the Tendering Stockholder in accordance with the Offer, (iii) the Effective Time, (iv) the termination of the Merger Agreement or (v) the date upon which the Merger Agreement is amended to reduce the merger consideration or in any other manner adverse to the Tendering Stockholder.

12.   Purpose of the Offer; Plans for the Company.

        Purpose of the Offer.    The purpose of the Offer and the Merger is to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. If Shares are accepted for purchase pursuant to the Offer, the Purchaser intends to consummate the Merger as promptly as practicable.

        The Company Board has approved the Merger and the Merger Agreement. Depending upon the number of Shares purchased by the Purchaser pursuant to the Offer, the Company Board may be required to submit the Merger Agreement to the Company's stockholders for approval at a stockholder's meeting convened for that purpose in accordance with Delaware Law. If stockholder approval is required, the Merger Agreement must be approved by a majority of all votes entitled to be cast at such meeting. If, however, the Purchaser accepts for payment Shares constitution more than 50% of the outstanding Shares, the Purchaser will be able to effect the merger without the affirmative vote of any other holder of Shares.

        If the Minimum Condition is satisfied, the Purchaser will have sufficient voting power to approve the Merger Agreement at the Company stockholders' meeting without the affirmative vote of any other stockholder. The Tendering Stockholders are required by the Tender and Voting Agreement to tender and not withdraw their Shares, representing approximately 45.4% of the outstanding Shares of the Company, in the Offer. If the Purchaser acquires at least 90% of the then outstanding Shares pursuant to the Offer, the Merger may be consummated without a stockholder meeting and without the approval of the Company's stockholders. The Merger Agreement provides that the Purchaser will be merged into the Company and that the certificate of incorporation and by-laws of the Purchaser will be the certificate of incorporation and by-laws of the Surviving Corporation following the Merger.

        Plans for the Company.    The Purchaser currently intends, as soon as practicable after consummation of the Offer, to consummate the Merger. Assuming consummation of the Merger, Parent anticipates realizing significant cost savings as a result of eliminating costs associated with being a public entity, including reduced accounting, legal, compliance and insurance costs.

        Parent will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger, and will take such actions as it deems appropriate under the circumstances then existing. Parent intends to undertake a comprehensive review of the Company's business, operations, capitalization and management with a view to optimizing development of the Company's potential. Parent and the Purchaser are currently formulating its plans and evaluating alternative business strategies for the Company, assuming consummation of the Merger. Alternatives being considered include: (i) utilizing the Company's existing operations as a platform for potential future acquisitions in the technology sector (none of which have been identified), (ii) attempting to expand the Company's customer base and product offerings in an effort to achieve profitability, (iii) attempting to expand the Company's licensing strategy with respect to its portfolio of intellectual property assets, (iv) attempting to rationalize the Company's customer base and product offerings in an effort to achieve profitability and (v) the sale of assets or business units and/or the discontinuation of unprofitable operations. No definitive decisions have been made with respect to the specific alternatives that may be pursued or implemented by the Company after the consummation of the merger.

        Decisions as to the retention or dismissal of the Company's executive officers will be made by Parent on an individual basis if and when it gains control of the Company. Such decisions will be based upon factors including, without limitation, merit, compatibility and functional reorganization.

        If Parent acquires control of the Company, Parent intends to replace the current board of directors with nominees elected by Parent.

        Except as set forth in this Offer to Purchase, the Purchaser and Parent have no present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction, such as a merger, reorganization or liquidation, relocation of any operations of the Company or any of its subsidiaries, (ii) any purchase, sale or transfer of a material amount of assets, involving the Company or any of its subsidiaries, (iii) any material change in the Company's present indebtedness, capitalization or dividend policy, (iv) any change in the present board of directors or management of the Company, (v) any other material change in the Company's corporate structure or business, (vi) any class of equity securities of the Company being delisted from a national stock exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association, (vii) any class of equity securities of the Company becoming eligible for termination or registration under Section 12(g)(4) of the Exchange Act.

13.   Certain Effects of the Offer.

        Market for the Shares.    The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Shares held by stockholders other than the Purchaser. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the Offer Price.

        Parent intends to cause the delisting of the Shares by Nasdaq following consummation of the Offer.

        Stock Quotation.    The Shares are quoted on NASDAQ. According to the published guidelines of NASDAQ, the Shares might no longer be eligible for quotation on NASDAQ if, among other things, the number of publicly held Shares falls below 750,000 or the number of record holders of round lots falls below 400. Shares held by officers or directors of the Company or their immediate families, or by any beneficial owner of 10% or more of the Shares, ordinarily will not be considered to be publicly held for this purpose.

        If the Shares cease to be quoted on NASDAQ, the market for the Shares could be adversely affected. It is possible that the Shares would be traded on other securities exchanges (with trades published by such exchanges), the Nasdaq SmallCap Market, the OTC Bulletin Board or in a local or regional over-the-counter market. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of Shares and the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

        Margin Regulations.    The Shares are currently "margin securities" under the Regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding the market for the Shares and stock quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.

        Exchange Act Registration.    The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for quotation on NASDAQ. Parent and the Purchaser currently intend to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met.

14.   Dividends and Distributions.

        As discussed in Section 11—"The Transaction Documents," the Merger Agreement provides that from the date of the Merger Agreement to the to the earliest of (a) such time as nominees of Parent comprise a majority of the members of Company's board of directors (b) termination of the Merger Agreement and (c) the Effective Time, without the prior written approval of Parent, the Company will not, and will not allow its subsidiaries to, declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, any of its capital stock, other than dividends and distributions (including liquidating distributions) by a direct or indirect wholly owned subsidiary of the Company to such subsidiary's parent.

15.   Certain Conditions of the Offer.

        For purposes of this Section 15, capitalized terms used herein and not otherwise defined have the meanings assigned to them in the Merger Agreement. We will not be required to accept for payment or, subject to any applicable rules and regulations of the Securities and Exchange Commission, to pay for any Shares tendered pursuant to the Offer unless:

          (a)   there shall have been validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares which would represent at least ninety percent of the then outstanding Shares;

          (b)   the fees and expenses paid or payable to the Company's advisors for services performed and to be performed in connection with the transactions contemplated by the Merger Agreement (including, without limitation, the negotiation of the Merger Agreement, the preparation of a fairness opinion and the preparation of the Schedule 14D-9) do not exceed $500,000 in the aggregate (or $550,000 in the aggregate in the event that the Company prepares a proxy statement for a meeting of the Company's stockholder), subject to a reasonable increase in the event that the Company incurs unanticipated expenses or delays; and

          (c)   the Company shall have at least $16,700,000 (but such amount shall be reduced by any Cash Equivalents (as defined below) expended subsequent to November 21, 2003, in connection with the implementation of the Company's operating plan, and in connection with the consummation of the transactions contemplated by the Merger Agreement) (the "Cash Equivalent Balance") in (i) cash, (ii) marketable securities (A) issued or directly and unconditionally guaranteed as to interest and principal by the United States government, or (B) issued by any agency of the United States, the obligations of which are backed by the full faith and credit of the United States, in each case maturing within three months after such date, (iii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within three months after such date and having, at the time of the acquisition thereof, the highest rating obtainable from either Standard & Poor's or Moody's Investors Service, Inc. (the assets described in clauses (i), (ii) and (iii) being "Cash Equivalents") and Parent shall have received a certificate of the chief financial officer of the Company certifying (and attaching supporting schedules) the calculations in clause (c).

        Furthermore, we will not be required to accept for payment or, subject as aforesaid, to pay for any Shares, and, subject to the terms of the Merger Agreement, may terminate or amend the Offer, with the consent of the Company or if, as of the scheduled expiration date of the Offer and before the acceptance of such shares for payment or the payment therefor, any of the following conditions exists:

          (a)   there shall be, in connection with or in relation to the Offer or the Merger, any action by any Governmental Entity, domestic or foreign, or any applicable law enacted, issued, promulgated, entered, enforced, amended, instituted or deemed applicable:

              (i)  that, in the good faith judgment of Parent, directly or indirectly, would reasonably be expected to or which does restrain, prohibit or impose any material limitations on Parent's or the Purchaser's ownership or operation by Parent or the Purchaser (or that of any of their respective subsidiaries or affiliates) of all or any material portion of the businesses or assets of the Company and its subsidiaries taken as a whole, or to compel Parent or the Purchaser or its subsidiaries and affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company or of Parent and its subsidiaries taken as a whole, or seek to impose any material limitation on the ability of Parent or the Purchaser to conduct its business or own such assets;

             (ii)  that, in the good faith judgment of Parent, directly or indirectly, would reasonably be expected to or which does make the acceptance for payment of, or the payment for, some or all of the tendered Shares illegal or otherwise prohibiting, restricting or significantly delaying acceptance for payment of the Shares in the Offer or consummation of the Merger or the performance of any of the other transactions contemplated by the Merger Agreement, or that would reasonably be expected to obtain from the Company or the Purchaser any damages that are material in relation to the Company or to Parent and its subsidiaries, taken as a whole or that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company if such damages were assessed against the Company;

            (iii)  that, in the good faith judgment of Parent, directly or indirectly, would reasonably be expected to or which does impose material limitations on the ability of Parent or the Purchaser, or render Parent or the Purchaser unable, to acquire or hold or to exercise effectively full rights of ownership of any Shares, including without limitation, the right to vote any Shares acquired or owned by the Purchaser or Parent on all matters properly presented to the stockholders of the Company, or effectively to control in any material respect the business, assets or operations of the Company;

            (iv)  that, in the good faith judgment of Parent, directly or indirectly, would reasonably be expected to or which does impose circumstances under which the purchase or payment for some or all of the tendered Shares or the Merger would reasonably be expected to have a Material Adverse Effect on Parent;

             (v)  that, in the good faith judgment of Parent, directly or indirectly, would require divestiture by Parent or the Purchaser of any Shares, but in order to invoke this condition, Parent and the Purchaser shall have used commercially reasonable efforts to prevent such claim or ameliorate the effects thereof; and if the claim is a temporary restraining order or preliminary injunction of a court of competent jurisdiction, the Purchaser may not, by virtue of this condition alone, amend or terminate the Offer prior to the expiration of the initial period of the Offer, but may only, prior to such date extend the Offer and thereby postpone acceptance for payment or purchase of tendered Shares; or

            (vi)  which, in the good faith judgment of Parent, directly or indirectly, otherwise would reasonably be expected to have a Material Adverse Effect on the Company; or

          (b)   there shall be instituted or pending any action or proceeding by any third party or any government, Governmental Entity or court, domestic or foreign, that has, or has a substantial likelihood of resulting in, any of the consequences referred to in paragraph (a) above; or

          (c)   there shall have occurred, or be reasonably expected to occur, a Material Adverse Change on the Company or a Material Adverse Effect on the Company; or

          (d)   the Merger Agreement shall have been terminated in accordance with its terms; or

          (e)   (i) the board of directors of the Company shall have withdrawn, changed or modified (including by amendment of its Schedule 14D-9), in any such case in a manner adverse to the Purchaser or Parent, or failed (upon Parent's request) to reconfirm, the Company Recommendation or shall have (whether or not permitted under the Merger Agreement) recommended a Takeover Proposal, or shall have adopted any resolution to effect any of the foregoing, (ii) the board of directors of the Company shall have determined (whether or not permitted under the Merger Agreement) to recommend to the Company's stockholders that they approve any proposal other than the Offer and the Merger Agreement in respect of a Takeover

  Proposal, or shall have determined to accept a Superior Proposal, (iii) a tender offer or exchange offer that, if successful, would result in any person or group becoming a beneficial owner of 15% or more of the outstanding Shares is commenced (other than by Parent or an affiliate of Parent) and the board of directors of the Company fails to recommend, within 3 days after a request from Parent, that the Company's stockholders not tender their Shares in such tender or exchange offer, (iv) any person (other than Parent or an affiliate of Parent, or an existing stockholder of the Company who is not currently a 15% or greater beneficial owner) or group becomes the beneficial owner of 15% or more of the outstanding Company Common Stock; or

          (f)    any of the representations and warranties of the Company set forth in the Merger Agreement, when read without any exception or qualification as to materiality or Company Material Adverse Effect, shall not be true and correct, as if such representations and warranties were made at the time of such determination (except to the extent any such representation or warranty expressly speaks as of a specific date, which must be untrue or incorrect as of such specific date and except for changes contemplated or permitted by the terms hereof) except (and for such purposes ignoring qualifications as to materiality in such representations or warranty), in either case, where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to (i) have a Company Material Adverse Effect, (ii) materially increase the cost of the Offer to the Purchaser, or (iii) have a Material Adverse Effect on the benefits to Parent of the Transactions; or

          (g)   the Company shall not have performed in all respects all material obligations, covenants or agreements required to be performed by it under the Merger Agreement at or prior to the Expiration Date; or

          (h)   the number of issued and outstanding shares of capital stock of the Company set forth in the Merger Agreement is incorrect as of the date of the Merger Agreement by such an amount which would result in an increase in the cost to the Purchaser of the Offer and Merger, if consummated, of more than two percent; or

          (i)    there shall have occurred, and continued to exist, (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, any other national securities exchange or the Nasdaq National Market, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) a change in general financial bank or capital market conditions which materially and adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans, (iv) a material limitation (whether or not mandatory) by any Governmental Entity on the extension of credit by banks or other lending institutions, or (v) in the case of any of the foregoing existing on the date of the Merger Agreement, a material acceleration or worsening thereof, which, in the sole and reasonable judgment of the Purchaser or Parent, in any such case, and regardless of the circumstances giving rise to any such condition (including any action or inaction by Parent or any of its affiliates, other than an action or inaction which constitutes a breach of the Merger Agreement), makes it inadvisable to proceed with such acceptance for payment or payment.

        The foregoing conditions are for the sole benefit of the Purchaser and Parent and may be asserted by the Purchaser or Parent regardless of the circumstances giving rise to such condition and may be waived by the Purchaser and Parent in whole or in part at any time and from time to time in their sole discretion. The failure by Parent, the Purchaser or any other affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

16.   Certain Legal Matters; Regulatory Approvals.

        General.    The Purchaser is not aware of any pending legal proceeding relating to the Offer. Except as described in this Section 16, based on its examination of publicly available information filed by the Company with the SEC and other publicly available information concerning the Company, the Purchaser is not aware of any governmental license or regulatory permit that appears to be material to the Company's business that might be adversely affected by the Purchaser's acquisition of Shares as contemplated herein or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Purchaser or Parent as contemplated herein. Should any such approval or other action be required, the Purchaser currently contemplates that, except as described below under "State Takeover Statutes," such approval or other action will be sought. While the Purchaser does not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to the Company's business, or certain parts of the Company's business might not have to be disposed of, any of which could cause the Purchaser to elect to terminate the Offer without the purchase of Shares thereunder under certain conditions. See Section 15—"Certain Conditions of the Offer."

        State Takeover Statutes.    A number of states have adopted laws that purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or that have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws.

        In Edgar v. MITE Corp., 457 U.S. 624 (1982) the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, 481 U.S. 69 (1987) the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated in, and has a substantial number of stockholders in, the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., 679 F. Supp. 1022 (WD Okla. 1987) a Federal District Court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, 865 F.2d 99 (6th cir. 1989) a Federal District Court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit.

        The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of Delaware Law ("Section 203") prevents an "interested stockholder" (including a person who has the right to acquire 15% or more of the corporation's outstanding voting stock) from engaging in a "business combination" (defined to include mergers and certain other actions) with a Delaware corporation for a period of three (3) years following the date such person became an interested stockholder. The Company Board approved for purposes of Section 203 the entering into by the Purchaser, Parent and the Company of the Merger Agreement and the consummation of the transactions contemplated thereby and has taken all appropriate action so that Section 203, with respect to the Company, will not be applicable to Parent and the Purchaser by virtue of such actions. In addition, the Company Board approved for purposes of Section 203 the entering into by Parent and the Tendering Stockholders of the Tender and Voting Agreements and the transactions contemplated thereby, and has taken all appropriate action so that Section 203 with respect to the Company will not be applicable to Parent and the Purchaser by virtue of such action.

        The Purchaser is not aware of any other state takeover laws or regulations which are applicable to the Offer or the Merger and has not attempted to comply with any state takeover laws or regulations. If any government official or third party should seek to apply any state takeover law to the Offer or the Merger or other business combination between the Purchaser or any of its affiliates and the Company, the Purchaser will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In such case, the Purchaser may not be obligated to accept for payment or pay for any tendered Shares. See Section 15—"Certain Conditions of the Offer."

        United States Antitrust Compliance.    Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer is not subject to such requirements.

        The Antitrust Division and the FTC scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares by the Purchaser pursuant to the Offer. The Purchaser's obligations under the Offer to Purchase is subject to the condition, among others, that no action or proceeding shall be threatened, instituted or pending challenging the Purchaser's acquisition of the Shares. Accordingly, if any such action or proceeding by the Antitrust Division, the FTC or any other person should be threatened, instituted or pending, the Purchaser could decline to purchase any Shares tendered. In addition, at any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws of the United States as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking divestiture of the Shares so acquired or divestiture of substantial assets of Parent or the Company. Private parties (including individual States) may also bring legal actions under the antitrust laws of the United States. The Purchaser does not believe that the consummation of the Offer will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See Section 15—"Certain Conditions of the Offer," including conditions with respect to litigation and certain governmental actions.

17.   Fees and Expenses.

        NMPP, Inc. has acted as strategic advisor to Parent in connection with the proposed acquisition of the Company. NMPP, Inc. will receive reasonable and customary compensation for its services as strategic advisor and will be reimbursed for certain out-of-pocket expenses. Parent and the Purchaser will indemnify NMPP, Inc. and certain related persons against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws.

        Parent and the Purchaser have retained Innisfree M&A Incorporated as the Information Agent and LaSalle Bank National Association as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

        The Information Agent and the Depositary will receive reasonable and customary compensation for their services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.

        Neither Parent nor the Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary and Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

18.   Miscellaneous.

        The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

        No person has been authorized to give any information or to make any representation on behalf of Parent or the Purchaser not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized.

        The Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendation of the Company Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC (but not the regional offices of the SEC) in the manner set forth under Section 7—"Certain Information Concerning the Company" above.

Fire Transaction Sub, Inc.
October 23, 2003

SCHEDULE I
MANAGEMENT, DIRECTORS AND EXECUTIVE OFFICERS OF
PARENT AND PURCHASER

        1.    PARENT.    Parent is a limited liability company with two members, Riverland Enterprises LLC, a Delaware limited liability company ("Riverland"), which is the managing member, and Daniel S. Laikin. Riverland is a single-member limited liability company whose sole member is Douglas B. Croxall. The business address of Riverland is 9595 Wilshire Blvd., Suite 711, Beverly Hills, California 90212, and its telephone number is (310) 385-0200. The principal business of Riverland is to hold and manage investments in various companies and provide strategic advisory services. The table below sets forth the current principal occupation or employment, and material occupations, positions, offices or employment for at least the past five years, for each of Messrs. Croxall and Laikin.

        None of Mr. Croxall, Mr. Laikin or Riverland have during the past five years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining him or it from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws. Messrs. Croxall and Laikin are each a citizen of the United States of America.

Name, Business Address and Business Telephone Number	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Douglas B. Croxall 74-785 Highway 111 Suite 103 Indian Wells, California 92210 (760) 674-1074	Mr. Croxall, age 34, has served since December 2001 as the managing member of Riverland Enterprises LLC. Since August 2001, Mr. Croxall has served as an officer of Acclaim Financial Group Venture III, LLC, which provides strategic advisory services. From September 1999 until August 2001, Mr. Croxall served as the Chief Financial Officer of Load Media Network, Inc., an Internet and software company based in Hollywood, California. From August 1995 until September 1999, Mr. Croxall served as a Senior Manager for KPMG in the Strategic Transaction Services Group. Mr. Croxall is presently a director of In Store Media Systems, Inc.
Daniel S. Laikin 9920 Towne Road Carmel, Indiana 46032 (317) 756-7777
Daniel S. Laikin, age 41, is the Chief Operating Officer and a director of National Lampoon, Inc., an entertainment company. Mr. Laikin has been a Managing Member of Four Leaf Management LLC, a management company of an investment fund that invests in technology related entities, since 1999. Mr. Laikin has served as a director of Obsidian Enterprises, Inc. since September 2001, and as Chairman of the Board of Directors of Biltmore Homes from 1993 to 1998.

        2.    THE PURCHASER.    The Purchaser is a wholly-owned subsidiary of Parent. The sole director and officer of the Purchaser is Douglas B. Croxall, whose information is set forth above.

SCHEDULE II

SECTION 262 OF THE GENERAL CORPORATION LAW
OF THE STATE OF DELAWARE
RELATING TO THE RIGHTS OF DISSENTING SHAREHOLDERS

§ 262.    Appraisal rights

        (a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

          (1)   Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

          (2)   Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to § 251, § 252, § 254, § 257, § 258, § 263 and § 264 of this title to accept for such stock anything except:

            a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

            c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

            d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)   Appraisal rights shall be perfected as follows:

          (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)   If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)   After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

        Manually signed facsimiles of the Letter of Transmittal, properly completed, will be accepted. The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or its, his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

The Depositary for the Offer is:

LaSalle Bank National Association

By Overnight Courier: LaSalle Bank National Association Shareholder Services, Room 1811 135 South LaSalle Street Chicago, IL 60603	By Mail: LaSalle Bank National Association Shareholder Services, Room 1811 135 South LaSalle Street Chicago, IL 60603	By Hand in New York: The Bank of New York Ground Level— Corporate Trust Window 101 Barclay Street New York, NY 10286
By Manually Signed Facsimile Transmission (for Eligible Institutions only): (312) 904-2236		Confirm Receipt of Facsimile Transmission by Telephone: (312) 904-2584

Other Information:

        Questions or requests for assistance may be directed to the Information Agent at the address and telephone number listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent. Stockholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

The Information Agent for the Offer is:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022

Banks and Brokers Call Collect: (212) 750-5833
All Others Please Call Toll-Free: (888) 750-5834

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IMPORTANT
TABLE OF CONTENTS
SUMMARY TERM SHEET
INTRODUCTION
SCHEDULE I MANAGEMENT, DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND PURCHASER
SCHEDULE II SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE RELATING TO THE RIGHTS OF DISSENTING SHAREHOLDERS
Other Information